As filed with the Securities and Exchange Commission on April 29,
                              1998

                 Registration   No. 333- _______

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                PRE EFFECTIVE AMENDMENT NO. 1 TO
                            FORM SB-2

                     REGISTRATION STATEMENT
                Under the Securities Act of 1933

                         BOATRACS, INC.
     (Exact name of registrant as specified in its charter)

   California                      5060                         33-0644381
(State  of  Incorporation) (Primary Standard Industrial     (I.R.S. Employer
                            Classification Code Number)    Identification No.)

              10675 Sorrento Valley Road, Suite 200
                   San Diego, California 92121
                         (619) 657-0100
(Address and telephone number of registrant's principal executive offices)
            Michael Silverman, Chairman of the Board
                         BOATRACS, Inc.
              10675 Sorrento Valley Road, Suite 200
                   San Diego, California 92121
                         (619) 657-0100

    (Name, address and telephone number of agent for service)
    It is requested that copies of communications be sent to:

                      Norman L. Smith, Esq.
                 Solomon Ward Seidenwurm & Smith
                    401 B Street, Suite 1200
                   San Diego, California 92101
                         (619) 231-0303

APPROXIMATE  DATE  OF  COMMENCEMENT OF  PROPOSED  SALE   TO   THE
PUBLIC: From time to time after this Registration Statement becomes effective, which time is to be determined by the Selling Securityholders. All of the Securities offered hereby are offered for the account of the Selling Securityholders.

If  any of the securities being registered on this Form are to be offered  on  a delayed or continuous basis pursuant to  Rule  415 under the Securities Act of 1933, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.  /     /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
/     /

If  delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.  /     /


                 CALCULATION OF REGISTRATION FEE

Title of                                 Proposed   Proposed
each class                               maximum    maximum     Amount of
of securities          Amount  to        offering   aggregate   registration
to be registered       be registered (1) price per  offering    fee
                                         unit (2)   price (2)

Common Stock, no       9,900,070          $3.75      $3.75      $9,407.80
par value shares

(1)   The  number  of  share of Common Stock set  forth  includes
1,650,000  shares  available  for  purchase  by  certain  Selling
Shareholders pursuant to warrants and options issued by the Registrant.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee.

The Registrant hereby amends this Registration Statement on each such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                        EXPLANATORY NOTE

Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus which constitutes part of this Registration Statement includes 1,445,870 shares of the Company's Common Stock previously registered on Form S-1, Commission File No 33-91284, and Form SB-2, Commission File No. 333-26253.

PROSPECTUS
                            9,900,070 Shares

                         BOATRACS, INC.

                          Common Stock
                   __________________________

This Prospectus relates to 9,900,070 shares (the "Shares") of common stock, no par value (the "Common Stock"), of BOATRACS, Inc., a California corporation formerly known as First National Corporation (the "Company"). The Shares are held by or issuable to certain shareholders of the Company (collectively, the "Selling Shareholders"). See "Selling Shareholders." The Shares represent approximately 48% of the outstanding Common Stock of the Company (including 1,650,000 Shares issuable upon exercise of the option and warrants set forth in the table of Selling Shareholders).

The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders. All expenses incurred in connection with this offering are being borne by the Company, other than any commissions or discounts paid or allowed by the Selling Shareholders to underwriters, dealers, brokers or agents.

The Selling Shareholders have not advised the Company of any specific plans for the distribution of the Shares, but it is anticipated that the Shares may be sold from time to time in transactions (which may include block transactions) in the over-the-counter market at the market prices then prevailing. Sales of the Shares may also be made through negotiated transactions or otherwise. The Selling Shareholders and the brokers and dealers through which the sales of the Shares may be made may be deemed to be "underwriters" within the meaning set forth in the Securities Act of 1933, as amended, and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

The Company's Common Stock is quoted on the OTC Bulletin Board under the symbol "BTRK." The closing price per share of Common
Stock as of September 21, 1998 was $3.00.

For a discussion of certain factors relating to an investment  in the Common Stock, see "Risk Factors" beginning on page 6.
     ____________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                 ______________________________

       The date of this Prospectus is September ___, 1998.

                      AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web Site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the Company.

The Company has filed with the Commission Registration Statements on Forms S-1 and Form SB-2 (the "Registration Statements") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. The Commission file numbers for the Registration Statements are 33-91284, 333-26253 and 333-51283. This Prospectus does not contain all of the information set forth in the Registration Statements or the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document filed or incorporated by reference as an exhibit to the Registration Statements are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such contract or other document filed as an exhibit to the Registration Statements. For further information, reference is hereby made to the Registration Statement and exhibits thereto, copies of which may be inspected in the manner described above. The Company will provide to any person receiving this Prospectus a copy of the Registration Statements and the exhibits thereto without charge upon a request directed to Boatracs, Inc., 10675 Sorrento Valley Road, Suite 200, San Diego, California, 92121,
(619) 657-0100.






              ____________________________________

OmniTRACS  is  a  registered trademark of QUALCOMM  Incorporated.
BOATRACS is a trademark of BOATRACS, Inc.

                       PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing later in this Prospectus. Each prospective investor is urged to carefully read this Prospectus in its entirety, including but not limited to the Risk Factors.

Certain statements contained in this Prospectus regarding matters that are not historical facts are forward-looking statements relating to future events or future financial performance of the Company. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," as well as those discussed elsewhere in this Prospectus.

The Company

BOATRACS, Inc. (the "Company") has exclusive distribution rights in the United States for marine application of the OmniTRACS system of satellite-based communications and tracking systems manufactured by QUALCOMM Incorporated ("QUALCOMM"). In addition, the Company develops application software for marine application of the OmniTRACS system. The OmniTRACS system, as adapted and enhanced by the Company for marine application, provides confidential two-way communications between a vessel or vessels at sea and a base station on land and is effective while a vessel is within the satellite's "footprint," which extends roughly 200 to 400 miles offshore of the continental United States. The OmniTRACS system also allows for hourly position reporting and monitoring and, using supplementary products, can provide engine performance and fuel consumption monitoring. In addition, through its recently acquired subsidiary, Enerdyne Technologies, Inc., the Company provides versatile, high performance digital video compression products to governmental and commercial markets.

The Company earns revenue primarily from five sources: (a) sales of QUALCOMM equipment and complementary equipment created by the Company or procured from other sources; (b) data transmission and messaging charges; (c) software licenses and custom software development; (d) sales of video compression products; and (e) installation and training fees.

The Company's primary source of customers is the commercial marine industry, which includes commercial fishermen, fuel transporters and the workboat industry of the inland waterways and coastal areas, and governmental and other commercial markets.

                          The Offering

Common Stock offered by the Selling Shareholders  9,900,070 shares (1)
Common Stock outstanding                         18,886,377 shares

(1)   Includes 1,650,000 shares available for purchase by certain
Selling Shareholders pursuant to warrants and options issued by the Company.

OTC Bulletin Board symbol                                    BTRK

                          Risk Factors

The  Shares  offered by this Prospectus are highly  speculative and  involve a high degree of risk and should be purchased only
by   investors  who  can  afford  the  loss  of  their   entire
investment.  See "Risk Factors" beginning on page 6.

           SUMMARY CONSOLIDATED FINANCIAL INFORMATION
              (in thousands, except per share data)

The following tables show summary consolidated financial information and other equity information of the Company. The summary financial information is derived from the financial statements of the Company, and should be read in conjunction with and is qualified in its entirety by the more detailed financial inform ation and related notes thereto, and other financial information included herein.

                           Year Ended December 31      Six Months Ended
                                                            June 30

                               1997    1996     1995      1998   1997
Consolidated  Statement of
Operations Data:

Communication systems        $2,457   $1,428   $1,299     $2,353  $1,135
revenues

Data transmission and         2,791    2,073    1,368      1,712   1,278
messaging revenues

Loss from operations           (292)    (963)    (678)         0    (190)

Net (loss) income              (255)    (905)    (653)        38    (186)

Basic  earnings (loss) per   $(0.02)  $(0.07)  $(0.06)      $.00   ($.01)
common share

Dilutive earnings per  common    NA      NA       NA        $.00     NA
share

Weighted average common      13,535   12,597   11,277     15,854  12,602
shares outstanding

Weighted  average  of  common    NA      NA       NA      16,902     NA
stock   outstanding  assuming
dilution

                                    December 31,         June 30,

Consolidated Balance Sheet Data:     1997   1996           1998

Working capital                      $22    $271          $1,974

Total assets                       3,036   1,581           5,815
Long-term liabilities               ---     ---             ---
Shareholders' equity               1,387     600           3,598

RISK FACTORS

An investment in the Common Stock offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus.

The Company wishes to caution investors that the following risk factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause the Company's actual results in the future to differ materially from those expressed in any forward-looking statements made by, or on behalf, of the Company.

History of Operating Losses. The Company realized net income of $37,674 for the six months ended June 30, 1998 and net losses of $254,887, $905,438 and $653,136 for the years ended December 31,
1997, 1996 and 1995, respectively. At June 30, 1998, the Company had an accumulated deficit of $3,406,515. At December 31, 1997, the Company had an accumulated deficit of $3,444,189. There can be no assurance that the Company will achieve or sustain profitability in the future. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Need to Develop Markets. The scope of the market for the Company's primary products and services is the commercial maritime industry. The Company estimates that its share of the maritime communications market to be very small. The Company believes that in order to achieve and sustain profitability, it will need to expand the distribution of its products and services into additional markets such as the market for video compression products serviced by its recently acquired subsidiary, Enerdyne Technologies, Inc. The Company is implementing a number of strategies to expand into selected markets; however, there is no assurance that any of these efforts will be successful. See "Business -- Market Expansion."

Potential Fluctuation in Operating Results. The Company's quarterly operating results have varied significantly as a result of a number of factors, including varying levels of sales and the timing of increased expenses to support the Company's growth. The Company expects that its operating results will fluctuate in the future as a result of these and other factors including possible acquisitions and strategic relationships and the level of competition. There can be no assurance that the Company will be able to achieve and sustain a level of profitability on a quarter-to-quarter basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Market Expansion."

Dependence on Key Management. The Company's success will continue to depend to a significant extent upon its Chairman, Michael Silverman, its President, Jon Gilbert, its Executive Vice President, Annette Friskopp, its Vice Presidents, Daniel Negroni and Charles Drobny, its Chief Financial Officer, Curt McLeland, its Managing Director of Boatracs (Europe) B.V., Peter Carides, Scott Boden, Chief Technology Officer of Enerdyne, Inc. and a Director of the Company, and Irene Shinsato, the President of Enerdyne, Inc. Irene Shinsato, Scott Boden and Charles Drobny have all entered into non-competition agreements with the Company. Daniel Negroni, Jon Gilbert and Annette Friskopp are also subject to agreements precluding the use of Company information. The Company does not maintain key man life insurance on any officer or on its Chairman. The loss of the services of any of these individuals could have a material adverse effect upon the Company's business. There can be no assurance that the Company will be able to retain its existing personnel or to attract additional qualified employees in the future. See "Management."

Dependence on QUALCOMM. The foundation of the Company's maritime communications business is the License and Distribution Agreement between QUALCOMM and the Company pursuant to which the Company has exclusive distribution rights in the United States for marine application of the OmniTRACS system of satellite-based communications and tracking systems manufactured by
QUALCOMM. QUALCOMM is the sole supplier of the core communications equipment sold by the Company and provides certain services that are essential to the Company's business. Should QUALCOMM decide to discontinue its satellite communications business or the manufacture of such equipment, the Company would be unable to continue its core communications business. While the Company has an agreement with QUALCOMM for the products and services provided by it, QUALCOMM has the right to terminate this Agreement under certain circumstances. In addition, any manufacturing delay or difficulty in procuring components experienced by QUALCOMM resulting in a shortage of available OmniTRACS units could have a material adverse impact on the Company's business and financial results. Under the License and Distribution Agreement, QUALCOMM retains all ownership rights to the OmniTRACS software and all updates, upgrades, improvements or modifications thereto, whether made by QUALCOMM or the Company. See "Business -- Agreements with QUALCOMM."

Dependence on Third Party Satellite Providers. The Company is dependent upon QUALCOMM's OmniTRACS system which currently operates on leased Ku-band satellite transponders in the areas where the Company is active. The Company has been informed that in the United States QUALCOMM's satellite transponder lease and the position reporting satellite transponder lease run through the year 2001. QUALCOMM has represented to the Company that it believes any additional required transponder capacity will be available on acceptable terms. However, there can be no assurance that the satellite transponders leased by QUALCOMM will continue to function or that future transponder capacity will be available on acceptable terms when needed. Any failure by QUALCOMM to maintain adequate satellite capacity would have a material adverse effect on the Company's business and financial results.

The Company does not have direct contracts with satellite providers. In Europe, the Company relies on its service supplier, ALCATEL QUALCOMM, which in turn has a relationship with EUTELSAT, the satellite provider. In Canada, the Company relies on its service provider, CANCOM Mobile, which has relationships with Canadian satellite providers. In the United States, the Company relies on its service provider, QUALCOMM Inc., who in turn has a relationship with satellite providers in the United States. The Company is not privy to the details of their service providers' contracts with satellite providers. There can be no assurance that the transponders used in Europe, Canada and the United States will continue to function or that future transponder capacity will be available on acceptable terms as needed. Any failure by the providers to maintain adequate satellite capacity would have a material adverse effect on the Company's business and financial results.

Dependence on Telephone Systems. The messaging service provided by the Company involves data transfers via standard telephone lines. The Company's operations rely upon the availability of stable telephone connections between the Company and QUALCOMM's Network Management Facility and between the Company, its customers, the Internet and QUALCOMM's Network Management Facility. See "Business -- The OmniTRACS and BOATRACS Systems." Any system failure or natural disaster that resulted in an interruption of stable telephone service would have a material adverse effect on the Company's business and financial results.

Dependence on Proprietary Technology. According to reports filed with the Commission, QUALCOMM has been granted United States patents and has patent applications pending in the United States with respect to its OmniTRACS system, which is distributed by the Company for marine applications. QUALCOMM has also reported that it actively pursues patent protection in other countries of interest, which protection may or may not cover OmniTRACS products. There can be no assurance that the pending patent applications will be granted, that QUALCOMM's patents or copyrights will provide adequate protection, or that competitors will not independently develop or patent technologies that are substantially equivalent or superior to the OmniTRACS System. From time to time, certain companies may assert exclusive patent, copyright and other intellectual property rights to technologies which are important to the industry or to the products distributed by the Company. If QUALCOMM is unable to license protected technology used in its products, or if the OmniTRACS product were found to infringe on protected technology, QUALCOMM could be prohibited from marketing such products. In such circumstances, the Company would be unable to continue its operations. The Company's subsidiary, Enerdyne Technologies, Inc. ("Enerdyne"), holds a patent in the United States for its Adaptive Digital Video System. Should Enerdyne's competitors develop or patent technologies that are substantially equivalent or superior to Enerdyne's patent, Enerdyne's position in the market could be compromised.

Dependence  on  the  Internet.   The  Company  relies  upon  the
Internet for a significant amount of its general business correspondence, for certain messaging services provided to customers, and for delivery of fishing vessel data to the United States Government. Any failure, natural disaster, or
significant   delay  of  the  Internet  that  resulted   in   an
interruption of the stable Internet service would have a material adverse effect on the Company's business and financial results.

Risks  Associated  with  Acquisition of  Enerdyne.   The  Company
concluded  the  acquisition of Enerdyne on  July  7,  1998.   See
"Business -- Acquisition of Enerdyne." The acquisition resulted in substantial dilution to existing shareholders.

The integration of the Company's and Enerdyne's operations will require substantial capital funding and the dedication of management resources that may temporarily detract attention from the day-to-day operations of the combined company. The combination of the two companies will also require coordination of their research and development and sales and marketing efforts. The difficulties of combining the two companies may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining two different corporate cultures. The process of combining the two organizations may cause an interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses, which could have an adverse effect on the revenue and operating results of the combined company, at least in the near term. There can be no assurance that the combined entity will be able to retain its key technical and management personnel or that the combined entity will realize any of the anticipated benefits of the merger. Failure to effectively accomplish the integration of the two companies' operations could have an adverse effect on the combined company's results of operations and financial condition.

The Company acquired Enerdyne with the expectation that the combination of the companies will result in beneficial synergies. There can be no assurance that these synergies will be achieved. Additionally, there can be no assurance that the results of operations and financial condition of the Company and Enerdyne as a combined company after the merger will be as strong as the results of such companies had they continued to operate independently.

Enerdyne has relied heavily on the transportation and governmental markets for its revenues. Military and other governmental spending cuts could impact profits. Enerdyne relies on continuing technological innovation, including innovations which are internally generated and technology developed by third parties. Competing technologies could impact revenues and profit margins as well as provide incentive for more competition. Devoting resources to internally generated technological innovation would require devotion of engineering, sales and marketing resources which might result in a shift in focus from existing product lines and markets. Technological innovation may also lead to obsolescence of components used in Enerdyne's products or create compatibility problems with existing units.

Risks Associated with Other Acquisitions. In connection with the Company's plan to expand into new markets, the Company may acquire existing companies and convert or integrate such companies' existing operations and products with the Company's operations and products. If the Company does enter into any such acquisition transactions, the shareholders of the Company may not have the ability to review the financial statements of the acquisition candidate or to vote on the acquisition. Any such acquisition could substantially dilute the ownership interest of the existing shareholders. The Company may compete for acquisition and expansion opportunities with companies that have significantly greater financial and other resources. There can be no assurance that the Company will be able to locate or acquire suitable acquisition candidates, or that any operations that are acquired can be effectively and profitably integrated into the Company's existing operations. Additionally, although acquisitions will be designed to increase the Company's long-term profitability, they may negatively impact the Company's operating results, particularly during the periods immediately following an acquisition as a result of factors similar to those described in the risk factor entitled "Risks Associated with Acquisition of Enerdyne." and "Business -Market Expansion."

Need for Foreign Regulatory Approvals. In countries in which the Company contracts with QUALCOMM's local OmniTRACS service provider, the Company believes that such service provider or the Company will be responsible for securing the necessary regulatory approvals, licenses and permits and/or renewals thereof for maritime operations from the local governments and authorities. The Company and such local service providers may be less prominent in such international markets than local competitors and may have less opportunity to influence regulatory and standards policies. In countries in which the Company contracts with distributors of other communications systems, the Company may apply to the local governments for applicable approvals. No assurance can be given that the Company will be able to obtain the required approvals, licenses and permits and/or renewals thereof. Changes in the regulation of QUALCOMM's OmniTRACS system, or the inability to obtain foreign regulatory approvals, licenses and permits and/or renewals thereof, could have a material adverse effect on the Company's operating results and its ability to expand its business in the future.

Control by Management Shareholders. Officers and directors of the Company and its subsidiaries beneficially own in the aggregate (excluding options and warrants exercisable within 60 days) approximately 51% of the issued and outstanding Common Stock of the Company. As a result, such management shareholders have the power to exercise majority control of the Company, with the ability to approve fundamental corporate transactions and to control the election of the Board of Directors. See "Management" and "Principal Shareholders."

Competition. The mobile communications industry is highly competitive. The industry includes major domestic and international companies, many of which have financial, technical, marketing, sales, distribution and other resources substantially greater than those of the Company. Several competing entities provide satellite-based mobile voice and data systems in marine markets. The Company's primary competitors to the Company's core communications business include American Mobile Satellite Corporation and Globe Wireless, Inc. The Company's competitors are aggressively pricing their products and will likely continue to do so in the future. In addition, these competitors are offering new value-added products and services similar to those developed or being developed by the Company or QUALCOMM. Emergence of new competitors, particularly those offering lower cost products, enhancements, additional features and Low-Earth Orbit (LEO) satellite communications systems, may impact margins and intensify competition in new markets.

The Company also faces competition abroad from numerous suppliers of equipment and services. One of the Company's competitors, INMARSAT Service Providers, provide maritime voice, facsimile and data services nearly worldwide using capacity on a combination of owned and leased satellites. INMARSAT is approved to provide Global Marine Distress Safety System ("GMDSS") notices and communications. GMDSS requires shipping vessels of a certain nature and size that operate certain routes to have a GMDSS approved communications system by February, 1999. The Company's OmniTRACS system cannot become GMDSS approved because the system's coverage is not global. The Company is at a disadvantage without such approvals when attempting to sell to certain shipping, fishing, workboat and towing companies.

The Company also competes with other mobile communications systems both domestically and abroad, including radio and cellular telephone. All of these competitors are aggressively pricing their products and services and the Company expects continuing pricing pressures.

The Company is in the process of finalizing an agreement whereby the Company will become an Inmarsat Service Provider and Agent. Even as an Inmarsat Service Provider and Agent of Inmarsat services, the Company will continue to compete against other Inmarsat providers. See "Risks of Offering New Services."

Enerdyne competes with a limited number of companies in its current market, each of which provides one or more products offered by Enerdyne and some of which have access to greater financial resources. Enerdyne faces increased domestic competition, and as technological innovation becomes more available, it is possible that foreign competition could increase. There is no assurance that Enerdyne will continue to be competitive in its existing and prospective markets. See "Business -- Competition."

Dependence on Significant Customers. The Company's primary source of customers, in its core communications business, is the commercial marine industry. Two customers, Kirby Corporation and Tidewater Marine, each represented 12% and 18%, respectively, of the Company's total sales in 1997. The loss of either one would have a material adverse effect on the Company's financial position and results of operations. Moreover, purchases of communication systems by those customers may not occur yearly and there can be no assurance that such customers will make significant purchases of the Company's products in 1998 or in the future. For the nine month period ended March 31, 1998, Enerdyne had two significant customers: Tadiran Spectralink, Ltd. and Intelect Network Technologies, Inc., whose sales represented 25% and 16% of Enerdyne's revenues, respectively. The loss of either of these customers could have a material adverse effect on the Company.

No Assurance of Public Market; Potential Volatility of Stock Price. Subsequent to the reorganization of the Company in January, 1995, there has been only a limited public trading market for the Common Stock. Price and volume quotations are currently reported on the OTC Bulletin Board, but there can be no assurance that an active trading market will develop or be sustained. The market price of the Common Stock could be subject to significant fluctuations in response to operating results and other factors, many of which are not within the control of the Company. In addition, in recent years the stock market in general, and the market for shares of small capitalization stocks in particular, have experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of affected companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the Common Stock.

Risks Associated with "Penny Stocks." The Company's Common Stock currently meets the definition of a "penny stock" under Commission regulations. Accordingly, any broker engaging in a transaction in the Common Stock is required to provide any potential purchaser of the Common Stock with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and salesperson in connection with such a transaction and monthly account statements showing the market value of the Common Stock held in such customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation, and further, the broker must make a special written suitability determination for other than established customers and receive the purchaser's agreement to a transaction prior to consummating the transaction. Brokers are generally less willing to engage in transactions in "penny stocks" because of these rules. This can make it more difficult for holders of the Common Stock to dispose of their shares.

Effects of Possible Issuance of Preferred Stock. The Company's Amended and Restated Articles of Incorporation authorize the issuance of preferred stock in the future without further shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Company has no present plans to issue any shares of preferred stock. Any issuance of preferred stock could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of the outstanding voting stock of the Company. See "Description of Capital Stock."

Risks of International Business. The Company, through its wholly-owned subsidiaries, Boatracs (Europe) B.V., Oceantrac, Inc., and
Enerdyne  is  currently  expanding its  operations  abroad.   The
Company  has  limited experience in managing foreign  operations.
International  expansion  efforts  are  likely  to   strain   the
Company's management, financial and other resources. Any failure of the Company to expand in an efficient manner or to manage its dispersed organization could have a material adverse impact on the Company's business and financial results. Other risks that will be faced by the Company in its international business include costly regulatory requirements; unexpected changes in regulatory requirements; application of foreign law; fluctuations in currency exchange rates (which could materially and adversely affect the Company's results of operation and, in addition, may have an adverse effect on demand for the Company's products abroad); tariffs or other barriers; difficulties in staffing and managing foreign operations; political and economic instability; difficulties in accounts receivable collection; extended payment terms; and potentially negative tax consequences. Additionally, Enerdyne's products and technology as well as products and
technologies   developed  by  Enerdyne  could   be   subject   to
restrictions on sales to certain foreign countries by the United States Government. These factors could have an adverse impact on the Company's business and financial results in the future or require the Company to modify its current business practices.

Risks of Offering New Services. The Company is in negotiations to become an Inmarsat Service Provider and an Agent for Inmarsat services. The Company has limited experience in reselling Inmarsat services. Such expansion of service and product offerings could strain the resources and possibly deteriorate the Company's reputation with customers, and could have a material adverse impact on the Company's core communications business. See "Business -- Market Expansion."

Uncertainty of Government Regulation and Renewal of Licenses. The Company's products are subject to various FCC regulations in the U.S. These regulations require that the Company's products meet certain radio frequency emission standards and not cause unallowable interference to other services. QUALCOMM filed an application with the FCC for a standard experimental license with a two-year term, which was granted effective August 18, 1995. In addition, QUALCOMM pursued a Petition for Rulemaking which it filed with the FCC in 1992 to amend the Table of Frequency Allocations permitting non-experimental use of the frequencies utilized by the OmniTRACS system in the United States coastal waters. Effective January 3, 1997, this license was granted to QUALCOMM, which added marine capability to use with the OmniTRACS system for up to 100,000 mobile communication terminals for a term of 10 years. There can be no assurance that QUALCOMM's current license will continue to be renewed. In the event of non-renewal or revocation of QUALCOMM's license by the FCC, the License and Distribution Agreement between QUALCOMM and the Company may be terminated and the Company may be unable to continue its United States operations.

Effect of QUALCOMM's Right to Purchase the Company's Business. Pursuant to the License and Distribution Agreement between QUALCOMM and the Company, if the Company desires to sell its business, QUALCOMM has a right of first refusal to purchase the Company's business on the terms of the sale to the proposed transferee. QUALCOMM's right of first refusal could adversely affect the ability of the Company to sell its business to a third party purchaser. See "Business -- Agreements with QUALCOMM."

Substantial Future Capital Needs; No Funding Commitments. Expansion of the Company's business, the acquisition of Enerdyne and other potential acquisitions, may require a commitment of substantial funds. To the extent that the net proceeds of recent private financing activities and internally generated funds are insufficient to fund the Company's operating requirements, it may be necessary for the Company to seek additional funding, either through collaborative arrangements or through public or private financing. The Company has no current commitments or arrangements with respect to, or readily available sources of, additional funding. There can be no
assurance  that  additional  financing  will  be  available   on
acceptable terms or at all. If additional funds are raised by issuing equity securities, dilution to the existing shareholders will likely result. If adequate funds are not available, the Company's business would be adversely affected.

Decrease in Licensed Fishing Vessels. Fishing vessels constitute a portion of the Company's existing and potential customers. Fishing resources are in decline in many areas of the world, resulting in a decline in the number of licensed fishing vessels. Significant declines in the number of such vessels could have a material adverse impact on the Company's operating results and its ability to expand in the future.

Possible Adverse Risk on Existing Shares Due to Offering of Shares. The 9,900,070 Shares offered hereby represent approximately 48% of the outstanding shares of the Company's Common Stock presuming the exercise of certain stock options and warrants in the amount of 1,650,000 shares. The possibility that substantial amounts of these shares may be sold in the public market may adversely affect prevailing market prices for the securities and could impair the Company's ability to raise needed capital through the sale of equity securities. See "Shares Eligible for Future Sale."

Possible Adverse Effects Due to Shares Eligible for Future Sale. In addition to the 9,900,070 Shares offered hereby, as of September 1, 1998, 3,496,813 shares of Common Stock were eligible for unrestricted sale in the public market and an additional 5,489,494 shares of Common Stock were eligible for sale in the public market subject to Rule 144 under the Securities Act of 1933, as amended. Rule 144 may impose volume limitations and certain other restrictions on the sale of restricted securities and securities held by "affiliates" of the Company. It is not possible to predict the effect, if any, that sales of shares of Common Stock or even the availability of such shares for such sale will have on the market price of the Common Stock. The possibility that substantial amounts of the Company's Common Stock may be sold in the public market may adversely affect prevailing market prices for the securities and could impair the Company's ability to raise capital through the sale of equity securities. See "Shares Eligible for Future Sale."

Year 2000 Issues. In the operation of its business, the Company uses commercial computer software primarily purchased from or provided by independent software vendors. After an analysis of the Company's exposure to the impact of "year 2000 issues" (i.e. issues that may arise resulting from computer programs that use only the last two, rather than all four, digits of the year), the Company believes that such commercial software is already substantially year 2000 compliant, and that completion of year 2000 compliance should not have a material impact on the Company's business, operations or financial condition; however, the Company is still assessing the impact of this year 2000 issue.

The Company has performed an internal analysis and is in the process of finalizing a specific written plan to address the year 2000 issues for both internally developed products and products developed and manufactured by Qualcomm. Qualcomm has assured the Company that all the products supplied to BOATRACS, Inc. during the course of the relationship and going forward will be upgraded to ensure compliance with Year 2000 standards. This assurance will be at no charge to the Company or customers but the Company may be required to exchange certain chip sets of our customers at minimal cost.

For internally developed products, the upgrade process is in final testing phase and will be completed by the end of the current fiscal year. Development costs associated with the upgrade have been included in operations as incurred. The Company's preliminary review, shows that the potential future cost to complete the conversion is estimated at $20,000 and will also be included in operations as incurred.

The Company is not in a position to evaluate the extent (if any) to which any year 2000 issues that may affect the economy generally or any suppliers or others with whom the Company does business in particular would also be likely to affect the Company. Failure of one or more of the supplier's computer products to be year 2000 compliant would have a material effect on the Company's business.

                         USE OF PROCEEDS

All proceeds from the Shares offered by this Prospectus will be earned by the respective Selling Shareholders. The Company will not receive any of the proceeds from this offering.

                         DIVIDEND POLICY

The Company has not paid any dividends since its reorganization in January, 1995, and the predecessor BOATRACS company did not pay any dividends prior to the reorganization. The Company intends to retain earnings, if any, to finance the development and expansion of its business. Accordingly, the Company does not intend to pay cash dividends in the foreseeable future on its Common Stock. Holders of the Company's Common Stock are entitled to dividends when, as and if declared by the Board of Directors, in its discretion, out of funds legally available for payment of the dividends. Cash dividends, if any, that may be paid in the future to holders of Common Stock will be payable when, as and if declared by the Board of Directors of the Company, based on the Board's assessment of the financial condition of the Company, its earnings, need for funds, capital requirements and other factors, including any applicable laws. In addition, any financing which the Company may obtain in the future may contain provisions restricting the Company's ability to pay dividends. The Company is not currently a party to any agreement restricting the payment of dividends.

                     SELECTED FINANCIAL DATA

The  following  selected  financial  data  should  be  read   in
conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus. The statement of operations data for the six months ended June 30, 1998 and 1997 and the balance sheet data as of June 30, 1998 are unaudited. However, in the opinion of management, such unaudited results properly reflect all transactions during those periods. The results of the six month periods are not necessarily indicative of results for a whole year. The statement of operations data for the years ended December 31, 1995, 1996 and 1997 and the balance sheet data at December 31, 1996 and 1997 are derived from the audited financial statements included elsewhere in this Prospectus. You should read these audited financial statements.

                           Year Ended December 31           Six Months Ended
                           1997    1996     1995            6/30/98  6/30/97
                           (in thousands, except              (Unaudited)
                              per share data)

Statement  of  Operations
Data

Revenues:
Communication              $2,457  $1,428  $1,299           $2,353   $1,135
systems

Data transmission           2,791   2,073   1,368            1,712    1,278
and messaging

          Total             5,248   3,501   2,667            4,065    2,413

Operating Expenses:

Communication               1,616     913     901            1,490      756
systems

Data  transmission          1,419   1,090     833              957      647
and messaging

Selling, general and        2,505   2,461   1,611            1,618    1,200
administrative expenses

          Total             5,540   4,464   3,345            4,065    2,603

Loss from operations         (292)   (963)   (678)               0     (190)

Other income                   37      58      25               38        4

Net income (loss)           $(255)  $(905)  $(653)             $38    $(186)
                              ===     ===     ===               ==      ===

Basic earnings (loss) per   $(.02)  $(.07)  $(.06)            $.00    $(.01)
share

Dilutive   earnings   per     NA      NA       NA             $.00      NA
common share

Weighted  average  common  13,535  12,597  11,277           15,854   12,602
shares outstanding

Weighted    average    of     NA      NA       NA           16,902      NA
common   shares  assuming
dilution

                                         December 31,
                                                (in thousands)
                                      1997        1996        6/30/98
Balance Sheet Data:
Working capital                       $22         $271        $1,974
Total assets                        3,036        1,581         5,815
Long-term liabilities                 ---          ---           ---
Shareholders' equity (1)            1,387          600         3,598

_________________________________

(1) No cash dividends were declared or paid during the periods presented.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The  following  should  be  read in conjunction  with  "Selected
Financial Data" and the Company's financial statements and notes thereto appearing elsewhere in this Prospectus.

Overview

The Company has distribution rights in the United States for marine application of the OmniTRACS system of satellite-based communications and tracking systems manufactured by QUALCOMM. In addition, the Company develops application software for marine applications of the OmniTRACS system. The OmniTRACS system, as adapted and enhanced by the Company for marine application, provides confidential two-way communications between a vessel or vessels at sea and base stations on land and is effective while a vessel is within the satellite's "footprint," which extends roughly 200 to 400 miles offshore of the continental United States. The system also allows for hourly position tracking and monitoring and, using supplementary products, can provide engine performance and fuel consumption monitoring.

The Company earns revenue primarily from five sources: (a) sales of QUALCOMM equipment and complementary equipment created by the Company or procured from other sources; (b) data transmission and messaging charges; (c) software licenses and custom software development; (d) sales of video compression products; and (e) installation and training fees.

Effective November 1, 1997, the Company acquired certain assets and liabilities of MED Associates, Inc. ("MED") for $500,000 cash and 300,000 shares of Common Stock. The stock payment is subject to an option in favor of the Company exercisable if MED does not achieve a certain earnings level for the fiscal year ending December 31, 1998. The option allows the Company to repurchase for a nominal price one share for every dollar MED's earnings fall short of the target earnings level. The assets and liabilities of MED are reflected on the consolidated balance sheets as of June 30, 1998 and December 31, 1997. The results of MED's operations from the date of the acquisition to December 31, 1997 were not significant. Goodwill in the amount of $845,000 was recorded in the acquisition and will be amortized over ten years.

On July 7, 1998, the Company purchased Enerdyne, a provider of versatile, high performance digital video compression products to the government and commercial markets. Enerdyne, formed in 1984, is located in Santee, California. The acquisition price of $22.6 million was paid for by a combination of cash, common stock and notes payable. Goodwill of approximately $3.1 million was recorded and will be amortized over ten years. The two shareholders of Enerdyne signed employment contracts with the Company as follows: Scott Boden has been engaged for two year term as Enerdyne's Chief Technology Officer and Irene Shinsato has been engaged for a one year term as President of Enerdyne. Both will receive an annual salary of $120,000 and both received a stock option to purchase 500,000 shares of the Company's Common Stock at $2.00 per share with a vesting term conforming to the term of their employment contracts.

Effective July 1, 1998, the Company acquired all of the outstanding shares in Oceantrac Inc., a Canadian corporation ("OceanTrac"). The acquisition was effected by the exercise of the Company's rights under a Joint Venture Agreement entered into among the Company, Oceantrac and Oceantrac Systems Limited, a Nova Scotia corporation ("Systems") during 1996. In addition, the Company purchased all of the assets of Systems for consideration of 5,000 shares of the Company's Common Stock. The acquisition of Oceantrac and Systems resulted in recording of intangibles in the amount of approximately $433,000 which will be amortized by the Company over ten years.

The  acquisitions of MED, Enerdyne and Oceantrac  represent  the
Company's  continuing efforts to diversify its operations.   The
Company intends to continue to evaluate other acquisition opportunities.

The Company recognizes revenues from the sale of communication systems at the time the equipment is shipped to the customer. The Company recognizes revenue from messaging at the time the transmission is made by the customer. The Company recognizes software license and development revenues, and installation and training charges as incurred. The Company recognizes revenues from the sale of video compression units which do not entail significant customer modification upon shipment to customers, and on the percentage of completion method for products requiring significant customer modification or the development of new technology.

Results of Operations

The following table sets forth for the periods indicated the relative percentages that certain income and expense items bear to total revenues:

                                 Year Ended           Six Months
                                 December 31,           Ended
                             1997    1996   1995    6/30/98  6/30/87
                                %       %      %       %      %
Revenues
     Communications            47       41     49      58     47
     systems

     Data transmission and     53       59     51      42     53
     messaging

          Total               100      100    100     100    100
Operating expenses:
     Communications            31       26     34      37     31
     systems
     Data transmission and     27       31     31      23     27
     messaging
     Selling, general and      48       71     60      40     50
     administrative expenses
          Total               106      128    125     100    108
Loss from operations           (6)     (28)   (25)      0     (8)
Other income                    1        2      1       1    ---
Net income (loss)              (5)     (26)   (24)      1     (8)

For the six months ended June 30, 1998 and 1997

Total revenues for the six months ended June 30, 1998 were $4,064,708 an increase of $1,651,926 or 68.5% as compared to total revenues of $2,412,782 for the six months ended June 30, 1997.

Communications systems revenues, which consist of revenues from the sale of maritime communications systems, related software and revenues from MED Associates, Inc. ("MED") were $2,352,611 or 57.9% of total revenues, an increase of $1,217,263 or 107.2% compared to $1,135,348 or 47.1% of total revenues in the first six months of 1997. The increase in communication systems revenues compared to the same period in the prior year, primarily reflects increased sales of communication units to vessels in the United States, an increase in software revenues and the income from MED which the Company acquired in November, 1997 (see note 2 to audited financial statements). The increase was partially offset by a decrease in the sale of communications units in Europe and Canada in the first six months of 1998 compared to the same period in 1997. Data transmission and messaging revenues were $1,712,097 or 42.1% of total revenues, an increase of $434,663 or 34.0% compared to $1,277,434 or 52.9% of total revenues in the comparable six months of 1997. The increase in revenues reflects an overall increase in data transmission and messaging services provided by the Company as a result of growth in the number of maritime communications systems installed on vessels.

Communications systems expenses were $1,489,672 or 63.3% of communications systems revenues for the six months ended June 30, 1998, an increase of $734,289 or 97.2% compared to $755,383 which represented 66.5% of communications systems revenues in the corresponding quarter of the prior year. The dollar increase in expenses primarily reflects the increase in sales of the Company's maritime communications systems. The increase in the gross margin in communications systems revenues primarily reflects a decrease in price from the Company's supplier in June 1997 and an additional promotional discount in the second quarter of 1998, offset by an increase in sales to dealers at discounted prices. Data transmission and messaging expenses were $957,373 or 55.9% of data transmission and messaging revenues for the six months ended June 30, 1998, an increase of $310,593 or 48.0% compared to $646,780 which represented 50.6% of data transmission and messaging revenues in the corresponding six months of 1997. The dollar increase in costs reflects increased data transmission and messaging services rendered due to increased the Company's maritime communications systems installed on vessels. The decrease in gross margin in data transmission and messaging revenues is due to a continuing change in the customer mix in the United States and credits given to customers for miscellaneous testing. In addition, messaging customers have increased in the European and Canadian markets which have a lower gross margin.

Selling, general and administrative expenses were $1,618,106 or 39.8% of total revenues for the six months ended June 30, 1998, an increase of $417,746 or 34.8% compared to $1,200,360 or 49.8%
of total revenues in the corresponding six months of 1997. The increase dollar amount is primarily attributable to increases in salary expenses due to additional employees, amortization of goodwill on the acquisition of MED, general office expenses, operating expenses of MED, and an increase in legal expenses due to an acquisition and a pending legal suit (see Item 1-Legal Proceedings). In addition, certain European evaluation inventory units were reclassified to property in the amount of $88,372 which increased depreciation expense. Software development costs are written off as incurred.

Interest income of $38,117 in the six months ended June 30, 1998, represents interest earned on a promissory note which was repaid during June 1998. This represents an increase of $31,924 or 515.5% compared to $6,193 in the prior year which represented interest earned on investments.

Years ended December 31, 1997 and 1996

Total revenues for the year ended December 31, 1997 were $5,247,541, an increase of $1,746,359, or 50%, as compared to total revenues of $3,501,182 for the year ended December 31, 1996.

Communication systems revenues in 1997, which consist principally of revenues from the sale of maritime communications equipment and related software, were $2,456,638, or 47%, of total revenues, an increase of $1,028,816, or 72%, over the prior year. This growth in communications systems revenues is attributable primarily to an increase in sales of equipment to new customers in Europe and Canada and increased software sales in the United States. Communication systems revenues also include two months of MED revenues.

Data transmission and messaging revenues, which consist of fees for messaging services provided to maritime communications systems units installed on vessels, were $2,790,903, or 53%, of total revenues, an increase of $717,543, or 35%, over the prior year. The increase in data transmission and messaging revenues primarily reflects an overall increase in messaging services provided by the Company as a result of growth in the number of units installed on vessels in prior periods and increased usage by some customers.

Communication  systems  expenses  were  $1,615,929,  or  66%  of communications systems revenues for 1997, an increase of $702,865, or 77%, compared to $913,064, which represented 64% of communications systems revenues in 1996. The dollar increase in expenses primarily reflects increased equipment sales in Europe and Canada and related software. The increase in communications systems expenses as a percentage of communications systems revenues is primarily due to the inclusion of two months of expenses of MED purchased in 1997. Without the MED expenses the percentage would be unchanged from the prior year.

Data transmission and messaging expenses were $1,418,461, or 51% of data transmission and messaging revenues in 1997, an increase of $328,742, or 30%, compared to $1,089,719, which represented 53% of data transmission and messaging revenues in the prior year. The dollar increase in costs reflects increased data transmission and messaging services rendered due to increased equipment sales and related usage. The decrease in data transmission messaging costs as a percentage of data transmission messaging revenues is due to increased revenues with a relatively low marginal cost of providing this service, and to increased sales to fleet customers with greater utilization of the system.

Selling, general and administrative expenses were $2,505,190, or 48% of total revenues for 1997, an increase of $44,172, or 2%, compared to $2,461,018, or 71% of total revenues in the prior year. The increased dollar amount is primarily attributable to various increased expenses including salary and related expenses, outside consultants, advertising and shareholder relations and certain prepaid consultant costs, partially offset by a decrease in legal, computer consultants, telephone and European expenses. In 1997, the selling, general and administrative expenses include two months of expenses of MED. In addition, selling, general and administrative expenses include two months amortization of goodwill on the purchase of MED in the amount of $14,083. The Company anticipates that the dollar amount of selling, general and administrative expenses will increase in the future to accommodate the Company's growth.

Other income in both 1997 and 1996 consisted of interest income partially offset by interest expense.

As a result of the factors described above, net loss was $254,887, or 5% of total revenues for 1997, compared to $905,438, or 26% of total revenues for 1996, a decrease in net loss of $650,551. This represents a 72% decrease in net loss compared to the prior year.

Liquidity and Capital Resources

The Company's cash balance at June 30, 1998, was $1,961,148, an increase of $1,568,436 compared to the December 31, 1997 cash balance of $392,712. At June 30, 1998, working capital was $1,973,692 an increase of $1,951,716 from the working capital of $21,976 at December 31, 1997. Cash of $319,579 was used in operating activities, cash of $248,474 was used in investing activities  and  cash  of $2,136,489 was  provided  by  financing activities in the first six months of 1998. Net accounts receivable increased $458,114 to $1,395,124 at June 30, 1998, compared to $937,010 at December 31, 1997, due to increased sales in communications systems and data transmission and messaging revenues in the current periods. Inventory decreased $118,519 at June 30, 1998, compared to December 31, 1997, due to sales of communications systems from inventory and a reclassification of European inventory to property in the amount of $88,372. Deposit in escrow in the amount of $500,000 at June 30, 1998, relates to a deposit pursuant to a letter of intent with Enerdyne (see note 2 to audited financial statements and "Subsequent Events"). Prepaid expenses and other assets increased by $110,823 primarily due to a deposit paid on new office space. Acquisition costs in the amount of $165,968 relates to the acquisition of Enerdyne (see "Subsequent Events"). Notes receivable increased $37,000 at June 30, 1998, compared to December 31, 1997, due to monies loaned in connection with a promissory note to a Canadian Company (see note 5 to audited financial statements and "Subsequent Events").

Accounts payable increased $337,804 at June 30, 1998, compared to December 31, 1997, primarily due to an increase of payables due the supplier of maritime communications and messaging systems as sales and expenses have increased. Accrued expenses increased $229,334 to $494,610 from $265,276 at December 31, 1997 due primarily to increased legal and accounting accruals relating to acquisition operating costs including office related and personnel expenses. Notes receivable for common stock issued decreased to zero from $2,117,836. These notes receivable for common stock consist of a Promissory Note from an officer and major shareholder of the Company, and an agreement with the major supplier of the Company. During the six months ended June 30, 1998, the Promissory Note was sold to an outside party at a discount of $44,274, which was recorded as a deduction to common stock. The remainder of notes receivable were decreased by discounts received on purchases of equipment and data transmission and messaging in accordance with the agreement with the major supplier.

The Company anticipates making capital expenditures in excess of $150,000 during 1998 (other than cash for acquisitions) primarily on computer and office equipment, including office furniture and equipment for new office space which the Company relocated to during July 1998. This amount excludes any capital expenditures which may result from the acquisition of Enerdyne. "See Subsequent Events."

The acquisition of Enerdyne and other acquisitions may require a commitment of additional funds. The Company does not maintain a line of credit. Enerdyne has been profitable for the past three fiscal years (excepting 1996 where a loss was posted as a result of extraordinary compensation expense). However, there is no assurance that Enerdyne will continue to generate profits. To the extent that internally generated funds are insufficient to fund the Company's operating requirements, it may be necessary for the Company to seek additional funding, either through collaborative arrangements or through public or private financing. There can be no assurance that additional financing will be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, dilution to the existing shareholders may result. If adequate funds are not available, the Company's business would be adversely affected. See "Subsequent Events" and "Risks Associated with Acquisition of Enerdyne."

Year 2000 Issues

In the operation of its business, the Company uses commercial computer software primarily purchased from or provided by independent software vendors. After an analysis of the Company's exposure to the impact of "year 2000 issues" (i.e. issues that may arise resulting from computer programs that use only the last two, rather than all four, digits of the year), management has determined that such commercial software is already substantially year 2000 compliant, and that completion of year 2000 compliance should not have a material impact on the Company's business, operations or financial condition.

The Company has performed an internal analysis and is in the process of finalizing a specific written plan to address the year 2000 issues for both internally developed products and products developed and manufactured by Qualcomm. Qualcomm has assured the Company that all the products supplied to BOATRACS, Inc. during the course of the relationship and going forward will be upgraded to ensure compliance with Year 2000 standards. This assurance will be at no charge to the company or customers but the Company may be required to exchange certain chip sets of our customers at minimal cost.

For internally developed products, the upgrade process is in final testing phase and will be completed by the end of the current fiscal year. Development costs associated with the upgrade have been included in operations as incurred. The Company's preliminary review shows that the potential future cost to complete the conversion is estimated at $20,000 and will also be included in operations as incurred.

Management is not in a position to evaluate the extent (if any) to which any year 2000 issues that may affect the economy generally or any suppliers or others with whom the Company does business in particular would also be likely to affect the Company.

                            BUSINESS

Introduction

The Company's objectives include providing reliable and cost effective data communications systems for commercial marine applications. To achieve this objective, the Company currently offers the OmniTRACS satellite-based communications and tracking system (the "OmniTRACS System") developed, manufactured and licensed by QUALCOMM. The Company has exclusive distribution rights for the OmniTRACS System in the United States for marine application under a License and Distribution Agreement with QUALCOMM dated June 13, 1990, which has been amended from time to time. In addition, the Company or its wholly owned subsidiaries, BOATRACS (Europe) B.V. and Oceantracs has agreements with QUALCOMM's authorized service providers in Canada and Europe for marine distribution of OmniTRACS for Canada and parts of Europe. The Company's 24-hour network centers provides personal message relaying services to individual vessels and backup services to fleets of vessels.

The Company derives revenue primarily from five sources:

     a. Sales of QUALCOMM equipment and software and additional, complimentary and/or modified equipment created or procured by the Company for maritime application.
     b.   Data transmission and messaging charges.
     c. Software license fees and charges for custom software development.
     d.   Sales of video compression product.
     e.   Installation and training fees.

A material source of the Company's customers is the commercial marine industry, which includes commercial fishermen, fuel transporters and the workboat industry of the inland waterways and coastal areas. The industry has demanding service requirements including mobility, positioning, durability, confidentiality and integrity of communications signals for the management of information. Such information includes vessel logs, supplies, wage information, and fuel and engine monitoring. The integration of this information directly into shared-based office computer systems is very important to the Company's customers. The Company has built software tools for both the vessel and the office enabling the integration of this information. Confidentiality of data transmission is an added concern of commercial maritime fleet operators. For example, scallop fishermen need to be able to communicate to shore about their catches and from boat to boat without informing competitors. Towboat dispatchers need to keep communications about customers confidential. Two-way radio and cellular phone service provide mobility but may lack complete privacy and have limited range.

The need for improved position reporting and communications abilities for commercial vehicles, such as trucking fleets, was addressed by QUALCOMM in 1988 with the development of its OmniTRACS System. The OmniTRACS System provides confidential two-way data messaging, position reporting and confirmation services. Through the adaptation and enhancement of QUALCOMM's already successful OmniTRACS system for marine application, The Company believes that it has developed cost-effective, reliable and user-
friendly  solutions  for  many  of  the  communications,   vessel
tracking and near "real time" data transfer needs of commercial vessel operators.

Effective November 1, 1997, the Company purchased certain assets of MED as a going concern. MED" is a Mississippi based provider of software applications and service solutions to the commercial work boat industry and oil companies.

Effective July 1, 1998, the Company acquired 100% of Oceantrac, its Eastern Canadian distributor, by exercising options and warrants and by calling a loan due to the Company. The acquisition was effected by the exercise of the Company's rights under a Joint Venture Agreement entered into among the Company, Oceantrac and Systems during 1996. In addition the Company purchased all of the assets of Systems for consideration of 5,000 of the Company's shares. Arising from the acquisition of Oceantrac and Systems intangibles were recorded in the amount of approximately $433,000 and will be amortized by the Company over ten years. Oceantrac will continue to act as the Company's appointed distributor of the OmniTRACS system and related Company products and will operate the Company's 24-hour messaging center which is based in Yarmouth Nova Scotia, Canada which was previously operated by Systems.

The Company acquired Enerdyne, a privately held company located in Santee, California on July 7, 1998. Enerdyne sells video compression equipment for military and commercial applications. The acquisition was funded through the issuance of Common Stock, warrants and options to purchase the Company's Common Stock, notes payable and the payment of cash.

In addition, the Company may be required to raise additional capital to fund the operations and growth of the combined companies. The Company cannot, at this time, determine the amount of capital which will be required or the sources of that capital. The issuance of common stock and warrants and options to purchase Common Stock resulted in dilution to existing shareholders.

Background

The Company was incorporated in California in 1982 under the name First National Corporation as a bank holding company. From 1982 to 1993, the Company provided, through its wholly-owned subsidiaries, business and individual banking services and certain corporate trust services.

On November 9, 1993, First National Corporation filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of California (the "Bankruptcy Court"). First National Corporation sold its principal asset consisting of 2,125,000 shares of common stock in First National Bank pursuant to an order of the Bankruptcy Court authorizing and approving such sale. On December 23, 1994, the Bankruptcy Court entered its order confirming First National Corporation's Second Amended Plan of Reorganization (the "Plan of Reorganization"), which became effective January 3, 1995.

On January 12, 1995, the Company (formerly First National Corporation) merged with BOATRACS, Inc. ("Old BOATRACS"), a California corporation formed in 1990 to be a distributor in the United States marine market of the OmniTRACS satellite-based communications and tracking system manufactured by QUALCOMM (the "Merger"). The Merger was approved by the Bankruptcy Court as part of the Plan of Reorganization. First National Corporation had no significant assets at the effective date of the Merger.

Pursuant to the Merger, the Company, which was the surviving corporation, changed its corporate name to "BOATRACS, Inc."; the outstanding shares of Old BOATRACS were converted into the right to receive slightly less than 95% of the shares of common stock to be issued by the surviving corporation; and each of the outstanding shares of First National Corporation was converted into the right to receive 1/7 of one share of the common stock of the surviving corporation, with an aggregate of slightly more than 5% of the shares of common stock issued by the Company to be issued to the shareholders of First National Corporation prior to the Merger. As a result of the Merger, the 63,018 issued and outstanding shares of Old BOATRACS were converted into the right to receive 9,500,000 shares of the Company's common stock, and the 3,570,899 issued and outstanding shares of the common stock of First National Corporation were converted into the right to receive approximately 510,000 shares of the Company's common stock. The Company became the successor to the business of Old BOATRACS.

The OmniTRACS and BOATRACS Systems

The OmniTRACS System, as adapted and enhanced by the Company for marine application (the "BOATRACS System"), provides confidential two-way data communications between a vessel or vessels at sea and a base station on land through the use of a mobile communications terminal ("MCT"), a satellite communications system and data delivery systems. The BOATRACS System also allows for hourly position reporting and monitoring and, using supplementary products, can provide engine performance and fuel consumption monitoring. As of December 31, 1997, the Company had installed approximately 1200 systems on marine vessels. The
BOATRACS System is effective while a vessel is within the satellite's "footprint," which extends approximately 200 to 400 miles offshore most areas of the continental United States, Canada and parts of Europe. The BOATRACS System is an interactive communications network linking a vessel to shore and from shore-based personnel to vessels and from boat to boat. Messaging and positioning information are beamed from the vessel, via Ku-band satellite, to the QUALCOMM Network Management Facility ("NMF") in San Diego, California, or similar facilities in Canada and Europe, and then onto base stations at the customers' offices or to the Company's 24-hour network center ("BNC") also in San Diego or to OceanTrac in Yarmouth, Canada. Messages that go to the Company can be relayed by fax or e-mail, or by an operator via phone or fax. The BOATRACS System is capable of sending or receiving digital (text) messages or files to or from a vessel.

The QUALCOMM Automatic Satellite Position Reporting ("QASPR") system is featured in all BOATRACS systems. The QUALCOMM NMF uses the QASPR system to calculate a vessel's position, within a radius of 1000 feet. This position is made available to shore-based users. As an option, MCTs can be provided with integrated global positioning systems ("GPS").

The QUALCOMM NMF is the communications hub of the BOATRACS System. All communications are transmitted via satellite through a dish located on the QUALCOMM premises. A backup NMF and dish are maintained by QUALCOMM in Las Vegas, Nevada. Connections to the QUALCOMM NMF are supported through existing lease-line and dial-up services. In other countries where the Company operates, the OmniTRACS system is available through QUALCOMM's authorized service providers for that particular country.

In the United States, satellite service is provided by General Electric aboard an existing satellite under a "protected lease" which guarantees transponders will be available to QUALCOMM through one of General Electric's available satellites. In other countries, other regional or national satellites are utilized by the Company through arrangements with QUALCOMM's authorized service providers.

The BNC is located in the San Diego headquarters and provides message relaying and stand-by backup services for fleets and individual vessels using the system in the United States. The BNC also facilitates some services, which are offered to European vessels. The Company also offers certain services from its wholly owned subsidiary BOATRACS (Europe) B.V. office in Leiden, The Netherlands, to European vessels. In addition, the Company's wholly owned subsidiary, Oceantrac, provides services to Canadian vessels from a 24 hour network center in Nova Scotia, Canada. Computers communicate to the QUALCOMM NMF by modem to monitor customer accounts on the system. Operators relay satellite messages between vessels and their families or business associates on shore and from shore-based personnel to vessels. Other custom services are also available. The BNC also provides enhanced communication services to the customers, including the relay of E-mail messaging, broadcast of weather, distribution of data relating to customer's positioning and emergency back-up services.

The Company charges its customers for the transmission of each message and for the transmission of each character within a message. There is also a monthly connection fee for the MCT to be on-line and for hourly position reports. The charges are subject to certain volume discounts. Additional charges are assessed for certain services provided by the network centers.

On the Vessel

The MCT consists of three basic components: the Communications Unit, the Keyboard/Display Unit and the Outdoor Unit and sells in a range of approximately $5,000 to $6,000 dependent on features and volume discounts. The Communications Unit is about the size of a briefcase with a rugged exterior casing. The Keyboard Display Unit has an imbedded display and is usually kept in the pilot house or wherever other communication and navigation devices are kept on the vessel. Messages are both created and received on a four- or fifteen-line liquid crystal display screen. The Outdoor Unit is the antenna, which is mounted externally, generally on top of the vessel wheelhouse. The design of the unit allows for both ease of installation and efficient use of what is usually limited space. Software menus and simple wording on the Keyboard/Display Unit facilitate easy use of the system to send and receive messages. Although many of the Company's customers use only the basic MCT, optional products that interface with the basic unit are also offered. Customers also have the option of using personal computer and BOATRACS' WINDOWS BOATCOMM User Interface Software ("WBUI") instead of the Keyboard/Display Unit. The WBUI allows for the same features as the Keyboard Display Unit with the added benefits of using a full screen and being able to send/receive computer files of any type.

Many of the Company's customers also use marine application software programs developed by BOATRACS' Gulfport division (formerly MED). Such application software enables onboard users to enter business information into forms which are saved to a local database and are transmitted to the shore station as files.

BOATRACS Network Center

BOATRACS operates its 24-hour BNC from its San Diego, California-based offices and Network Centers in Leiden, The Netherlands, and Yarmouth, Nova Scotia where messages are forwarded to vessels and land-based connections. Additionally, the San Diego and Yarmouth Network Centers retrieve and provide fishing vessel data to the United States and Canadian governments respectively. After expending initial set-up costs, the network facility is a virtually fixed cost operation with the potential to handle hundreds of additional units at a small incremental cost.

In San Diego, the BNC is linked via a dedicated telephone line for data transfers via modem directly to QUALCOMM's NMF in San Diego, where message transmissions to and from the vessels are formatted and processed. The BNC also has a dedicated line to a local internet service provider for internal internet use as well as value-added messaging services for vessels. The Yarmouth network center is linked via a VSAT connection to the CANCOM (QUALCOMM's Canadian licensee) earth station, where message transmissions to and from the vessels are formatted and processed. Connections to the Internet are also maintained.

Network Management Facilities

One component of the Network Management Facility is an earth station for communication with the MCTs via satellite. All individual messages originating from either the NMF or the vessels are automatically acknowledged electronically upon receipt and checked for accuracy of transmission by the system. If not received correctly, the messages are automatically retransmitted. Since all messages and position reports are transmitted in data format, they can be stored for later retrieval and viewing.

In the Office

Generally,  a  customer with less than four units  uses  the  BNC only. Typically, a customer who has more than four BOATRACS System units elects to establish an in-house base station. The base station provides the customer with an in-house communications link and vessel-tracking capability. The base station is comprised of a computer and the Company's or third party communications software containing a mapping function whereby a customer can follow the progress of its fleet on a detailed computer map. Communications are conducted via modem directly between the customer's base station and the NMF maintained by QUALCOMM for satellite transmission to the customer's vessels. Some customers also have custom developed marine application software which was developed by BOATRACS' Gulfport division. This application software stores data files received from the vessels and enables management, dispatchers, and others to retrieve reports to manage their fleet of vessels and to provide data to their customers.

Based upon reports from customers, the Company believes that its marine industry customers typically experience increased worker productivity, asset utilization and dispatching efficiency while saving communications costs. Many customers enter into a three- to five-year contract with the Company, establishing a fixed rate to be paid for messaging services used by the customer during the contract term.

Research and Development

During  1997  and  1996 the Company spent $199,000  and  $255,000 respectively on the research and development of software to complement the BOATRACS System. These costs were not passed on to the Company's customers.

Purchase of MED Associates, Inc.

Effective November 1, 1997, the Company purchased certain assets and liabilities of MED for $500,000 cash, and 300,000 shares of Common Stock valued at $1.40 per share. The stock payment is subject to an option in favor of the Company exercisable if MED does not achieve a certain earnings level for the fiscal year ending December 31, 1998. The option allows the Company to purchase at a nominal cost one share for every dollar such earnings fall short of the target.

MED, now known as BOATRACS Gulfport division, is a Mississippi-based developer of external application software services to the marine industry for use in connection with the BOATRACS System and other communication systems. The external application software can enhance the customer's use of operational data sent through the BOATRACS System. Additionally, their proximity to existing and future Company customers in the work boat industry facilitates more timely customer service solutions to those customers.

The BOATRACS' Gulfport division provides custom developed software applications to offshore and some inland boat and barge companies. The BOATRACS Gulfport division's services include systems design, development, implementation, training and installation onboard. Their relationships with key large customers often lead to serial consulting assignments whereby one project leads to another. Some customers outsource a significant amount of their information technology needs to the BOATRACS Gulfport division. The ability of the BOATRACS Gulfport division to provide solutions for customers has enhanced the ability of the Company to sell mobile communications terminals to vessel operators.

Purchase of Enerdyne

The Company acquired Enerdyne, a privately held company located in Santee, California, on July 7, 1998. Enerdyne sells video compression equipment for military and commercial applications. The acquisition was funded through the issuance of the Company's common stock warrants, notes payable and the payment of cash.

Enerdyne provides video products that enables the realization of high performance digital video compression solutions. Enerdyne's patented technology provides the Company with a market position in encoders, decoders and multiplexing equipment used in airborne and ground based digital video systems. Primary markets for these products include Defense, Intelligent Transportation Systems, Surveillance and Aerospace. Enerdyne has focused, and the Company will continue to focus on developing products that have long life cycles and require minimal modification over their life cycles.

Enerdyne designs, develops and manufactures its products at its location in Santee, California. Products range from rack mounted industrial equipment to ultra miniatured severe environmental units. The products have interfaces with data channels, including wire, microwave and fiber optic. Enerdyne has relationships with various United States government agencies including military, the Department of Transportation and the Department of Defense.

The   communication  industry  is  undergoing   change   due   to
deregulation   and  there  is  increased  demand   for   advanced
transmission enabling technologies. Customer demand has increased bandwidth requirements and investment in broadwidth infrastructure has increased.

Dependence upon Significant Customers

A material source of the Company's customers for its core communications business is the commercial marine industry. Two customers, Tidewater Inc. and Kirby Corporation, represented 18% and 12%, respectively, of the Company's total sales in 1997. The loss of either one of these customers could have a material adverse effect on the Company. In addition, the BOATRACS
Gulfport Division derives significant portions of its revenues from Tidewater Inc. (45% of MED's total revenues for the last two months of 1997). For the nine month period ended March 31, 1998, Enerdyne has relied on two customers, i.e. Tadiran Spectralink, Inc. and Intelect Network Technologies, Inc., which represented 25% and 16%, respectively, of Enerdyne's revenues.

The major customers may change yearly as they are calculated on total revenues including sales of communications systems, video transmission products and other Company products. Purchases of communication systems and video transmission products by a customer may not occur yearly and there can be no assurance that such customers will make significant purchases of the Company's products in the future. The only relationship between the Company and any of the above customers is that the Company sells to each customer communication systems and messaging services. In addition, the BOATRACS Gulfport division provides software solutions to communication customers of the Company.

Agreements

Agreements with QUALCOMM

The Company has exclusive distribution rights for the OmniTRACS System in the United States for marine application under a License and Distribution Agreement dated June 13, 1990, as amended from time to time (the "Distribution Agreement") with QUALCOMM. The Distribution Agreement has an initial term of five years with three options to extend for five years each (provided that the Company is in full compliance with the terms of the Distribution Agreement) for a total of twenty years through 2010. The first option to extend has been exercised by the Company.
The Distribution Agreement calls for the negotiation in good faith of a new agreement upon the expiration of the last option.

Under the Distribution Agreement, the Company has exclusive rights to distribute the OmniTRACS System for marine application and to provide messaging services to end users of such products for marine application within the coastal waters of the United States (as defined in the Distribution Agreement) of the Atlantic and Pacific Oceans.

Under the Distribution Agreement, the Company is required to sell a certain minimum number of MCTs in order to maintain the exclusivity of its distribution rights, commencing with 480 MCTs in the aggregate by December 31, 1996. Thereafter, the minimum purchase requirements for each calendar year are to be agreed upon between the Company and QUALCOMM subject to a minimum of 300 MCTs for the calendar year ending December 31, 1997 and increasing by 10% each year thereafter. The requirements were met for the years ended December 31, 1997 and 1996.

QUALCOMM, a public company with fiscal year ended September 30, 1997 revenues in excess of $2,096 million and current capitalization in excess of $3.0 billion, is a leader in digital wireless communications technologies. In the United States, QUALCOMM manufactures and services the MCTs. QUALCOMM also
directly  sells  MCTs,  along  with  office-based  software   and
computers to monitor and communicate with the MCTs, to the transportation industry. In the United States, QUALCOMM provides the OmniTRACS service for its own customers as well as BOATRACS' customers, by leasing the Ku-band satellite transponders and maintaining the Network Management Facility which processes all communications between the satellites and customers' and the Company's base stations. QUALCOMM also maintains a back-up Network Management Facility in Las Vegas,
Nevada in case of any malfunction to the system in San Diego, California.

QUALCOMM is responsible for the manufacture and warranty repair of all of the OmniTRACS units supplied by it subject to the terms of the Distribution Agreement. Warranties for a specified period are passed on to the Company's customers. Extended warranties may be purchased at an additional cost.

If the Company desires to sell its core maritime communications business, QUALCOMM has a right of first refusal under the Distribution Agreement to purchase the Company's business on the terms of the sale to the proposed transferee.

QUALCOMM's obligation to provide messaging services pursuant to the Distribution Agreement was contingent upon, among other things, receiving a permanent license from the FCC to operate the OmniTRACS System for marine application. This license was granted to QUALCOMM, effective January 3, 1997, which added marine capability to use with the OmniTRACS system for up to 100,000 MCTs for a term of 10 years. In addition, the International Telecommunications Union ("ITU") approved the Ku-band frequency which OmniTRACS uses for mobile use including marine applications.

If QUALCOMM becomes unable to provide messaging services either directly or through a third party, or elects not to remain in the business of providing such services, QUALCOMM may terminate the Distribution Agreement with no further liability by giving the Company six months prior notice. If QUALCOMM elects to terminate the Distribution Agreement, QUALCOMM must take reasonable and necessary steps to enable the Company to continue to provide messaging services to its end users. The Company may terminate the Distribution Agreement under certain circumstances if new technology for a system comparable to the BOATRACS System is developed by certain entities other than QUALCOMM.

The Company also entered into a license agreement with QUALCOMM (the "License Agreement") pursuant to which QUALCOMM will pay the Company a per copy royalty for the right to use, sublicense and distribute certain interface software developed and owned by the Company as an enhancement to QUALCOMM's OmniTRACS System. The License Agreement term commenced in March, 1995 and will terminate upon the termination of the Distribution Agreement between the Company and QUALCOMM.

During March, 1995, the Company issued 1,112,265 shares of Common Stock to QUALCOMM for $737,000. The purchase price of the shares will be paid by a reduction in the price of certain products and services currently provided by QUALCOMM to the Company and, upon satisfaction of certain conditions, the conversion of a certain non-exclusive territory to an exclusive territory, under the License Agreement and the Distribution Agreement. The transaction was recorded as a note receivable for Common Stock issued which is reduced as discounts are earned. Through June 30, 1998, a total of $737,000 in discounts had been earned reducing the note receivable balance to zero.

Sub-Service Provider Agreement with ALCATEL QUALCOMM

In March, 1997, the Company's wholly-owned subsidiary BOATRACS (Europe) B.V. signed a five year Sub-Service Provider Agreement with ALCATEL QUALCOMM, a French company, which is a joint venture company between the ALCATEL Group and QUALCOMM. The agreement appoints BOATRACS (Europe) B.V. to be the maritime distributor and to provide maritime satellite-based communications and tracking of vessels to certain countries in Europe on a similar basis that the Company operates in the United States.

Agreement with CANCOM

In April, 1998, the Company signed an extension to its agreement with CANCOM Mobile, a Canadian Company, for the exclusive maritime distribution rights of OmniTRACS in Canada for a period ending January 1, 1999.

Service Provider Agreement with ALCATEL QUALCOMM

In May, 1998, the Company's wholly-owned subsidiary BOATRACS (Europe) B.V. entered into a Sub-Service Provider Agreement with ALCATEL QUALCOMM, a French company, which is a joint venture company between the ALCATEL Group and QUALCOMM. The Agreement appoints BOATRACS (Europe) as the maritime service provider for the countries in Europe specified in the Sub-Service Provider Agreement for a period of five years.

Service Provider Agreement with Iceland Telecom

In July, 1998, the Company's wholly-owned subsidiary BOATRACS (Europe) B.V. entered into a Sub-Service Provider Agreement with Iceland Telecom, an Icelandic company, which is the EUTELSAT signatory for Iceland. The Agreement appoints BOATRACS (Europe) B.V. to be the maritime service provider of the EUTELTRACS service for Iceland and its territorial waters.

Service Provider and Agency Agreements with British Telecom

In  July, 1998, the Company entered into agreements with  British
Telecom to become an Inmarsat Service Provider and Agent of Inmarsat services offered through British Telecom's Land Earth
Stations.

Regulation

Domestic Operations

The Company's products are subject to various FCC regulations in the U.S. These regulations require that the Company's communications products meet certain radio frequency emission standards and not cause unallowable interference to other services. QUALCOMM filed an application with the FCC for a standard experimental license with a two-year term, which was granted effective August 18, 1995. In addition, QUALCOMM pursued a Petition for Rulemaking which it filed with the FCC in 1992 to amend the Table of Frequency Allocations permitting non-experimental use of the frequencies utilized by the OmniTRACS system in the United States coastal waters. Effective January 3, 1997, this license was granted to QUALCOMM, which added marine capability to use with the OmniTRACS system for up to 100,000 MCTs for a term of 10 years. There can be no assurance that QUALCOMM's current license will continue to be renewed.

International Operations

The Company intends to continue its expansion into additional international markets. In countries which QUALCOMM has an affiliated OmniTRACS service provider, the Company believes that such affiliate or the Company will attempt to secure the necessary regulatory approvals, licenses and/or permits and renewals thereof for maritime applications from the local governmental authorities for the affiliate or the Company. In countries in which no QUALCOMM affiliate is operating, the
Company will apply to the local governmental authority for applicable approvals, licenses and/or permits and renewals thereof. No assurance can be given that the Company will be able to obtain the required approvals, licenses and/or permits and renewals thereof. The Company, though its BOATRACS (Europe) B.V. subsidiary, maintains a sales and customer support office and network center in Leiden, The Netherlands. Currently the Company has MCTs installed on vessels in a number of countries in Europe.

Additional Products

The Company continues to develop new software products to complement the Company's product line. This software is sold to the Company's customers under the Company's proprietary names.

The Company is seeking strategic alliances with companies that have a proven product or service in the marine market. In addition, the Company uses its commercially reasonable best efforts to stay abreast of new products and services that can complement its existing product and service offerings and seeks to build additional strategic relationships with companies that are developing new interfaces and marine related products that require communications between a vessel and the shore. The Company continues to explore ways to economically enhance these relationships by acquiring either sales and distribution rights to, or direct ownership of, the products developed. The Company believes that these efforts have the potential to result in significant growth in installed units and message volume in the future.

In March, 1998, the Company amended the reseller arrangement with Orbital Communications Corporation ("ORBCOMM"), which is developing a Low-Earth Orbit system ("LEO"), pursuant to which the Company will distribute ORBCOMM's LEO services on a non exclusive basis to the worldwide marine market if and when such services become commercially available. The LEO system, if it proves successful, will complement the Company's present services. ORBCOMM estimates the system will be operational during late 1998 or 1999.

The Company is in the process of finalizing an Agreement whereby the Company will become an Inmarsat Service Provider and Agent. As an Inmarsat Service Provider and Agent of Inmarsat services, the Company will be able to provide global coverage to customers. See - "Risks of Offering New Services."

Market Expansion

The Company believes that there is a sizable market in the United States and abroad for its products and has developed a strategy to expand into selected markets by providing innovative solutions to customer needs. The following are descriptions of certain areas of potential market expansion being explored by the Company. There can be no assurances that any of the Company's market expansion efforts will be successful.


United States Fishing Regulations

As a result of the critical level of various fishing resources, the National Marine Fisheries Service ("NMFS"), a division of the United States Department of Commerce, is managing the population of specific marine species through recently imposed regulations of the domestic scallop and ground fishing fleets. These regulations impose restrictions on the number of days and locations that certain vessels can fish. Compliance with these regulations requires a certified tracking device to monitor on a 24-hour basis the position of vessels licensed to catch a regulated species. On March 11, 1998, The BOATRACS System was certified by NMFS and enforcement commenced in May, 1998. The Company believes that the sales potential in the domestic scallop and ground fishing industries are still difficult to forecast.

International Distribution of the BOATRACS System

Numerous Ku-band satellites currently provide coverage in regions outside the United States, including Japan, Europe, Canada, Mexico and regions of the former Soviet Union. Additionally, QUALCOMM uses a C-Band satellite to provide coverage in Brazil. As a result, the Company believes that a significant opportunity exists for utilization of the BOATRACS System outside of the United States. Because the Company's business is currently dependent upon services provided by QUALCOMM through its OmniTRACS operations, the Company's primary strategy is to expand its services to selected areas of the world where the OmniTRACS service has been established. The Company's operations in such areas would be conducted pursuant to agreements to be negotiated between the Company and QUALCOMM's local OmniTRACS service providers. In countries in which no OmniTRACS service provider is operating, the Company may seek to enter into agreements with providers of other communications services, if available. As an Inmarsat Service Provider, the Company could expand its geographic service offerings globally.

Canada. In September, 1996, the Company entered into a joint venture agreement with Systems providing for the establishment of Oceantrac which was a Canadian subsidiary of Systems. Under the terms of the agreement, Oceantrac acted as the sole representative of Systems for marketing, distribution and sale of the BOATRACS System and any related business in the territory granted under the license from the Company including the provinces of Ontario, Quebec, New Brunswick, Prince Edward Island, Nova Scotia, Newfoundland and Labrador. Effective July 1, 1998, the Company acquired all of the outstanding shares in Oceantrac. The acquisition was effected by the exercise of the Company's rights under a Joint Venture Agreement entered into among the Company, Oceantrac and Systems during 1996. In addition the Company purchased all of the assets of Systems for consideration of 5,000 shares of the Company's Common Stock. The total consideration of $506,000 included the recording of intangibles of $433,000 which will be amortized by the Company over ten years.

In December, 1997, Systems signed a Memorandum of Understanding with the Department of National Defense of Canada which defines their relationship in search and rescue operations ("SAR"). Within the Canadian Federal SAR system, there is a requirement for a single Initial Point of Contact (IPOC) for service providers like Systems. The Memorandum of Understanding establishes the Rescue Coordination Center (RCC) in Halifax,
Canada, as the IPOC for marine emergency calls received by Systems and outlines the procedures for Systems to forward information to RCC Halifax and to assist in resolving SAR cases. The Memorandum of Understanding has been assigned to the Company.

Europe.   BOATRACS  (Europe)  B.V. has  currently  established  a
network center, sales and customer support office in The Netherlands to offer the BOATRACS System in the European and Mediterranean markets. Except for anticipated modifications to incorporate European maps, only minimal product changes or enhancements are necessary to enter the European market. The success of BOATRACS (Europe) B.V. in Europe is in part dependent upon identifying or developing software solutions and providing them to the market in a timely manner. The largest customer of BOATRACS (Europe) B.V. is in Germany and it continues to offer the BOATRACS System as evaluation units to demonstrate the value-added message relaying and monitoring services that the Company could provide to the maritime industry in certain areas of Europe.

The  Company  intends  to focus on three key  market  sectors  in
Europe: fishing, coastal and inland towing. BOATRACS (Europe) B.V. plans to establish sales activities in European countries where an agreement can be reached with the local OmniTRACS service provider or distributor of other communications services and where a marine license can be obtained from the local government. The Company also intends to provide network services on demand and to begin working with industry associations to better utilize today's technology. Through local sales agents and a highly focused sales strategy aimed directly at the largest fleets, the Company hopes to establish a profitable market in the European marine industry.

Additional Overseas Expansion. The Company has been asked by various entities to commence activities in Asia and South America. Expansion in these areas will depend on available resources, as these are large markets with specific needs. No decision has yet been made regarding such possible expansion.

Sales and Distribution

Since its inception, the Company has engaged manufacturer's representatives to place the Company's products with marine electronics dealers which sell to the end user. The representatives provided the Company with introductions to the marine market. However, with few exceptions, the Company has not had success from the dealer and manufacturers' representative system of distribution. Except in the New England fishing market, most of the selling and distributing has been generated by the San Diego office and its field sales representatives. Although some dealers provide excellent local service, the Company assigns salespeople to geographic areas where there is a concentration of potential customers. In addition, the Company is continually seeking relationships with third-party distributors which can provide sales and service support for its products. The Company believes that such arrangements have the potential to result in sales in areas where it is not cost-effective to have a full-time salesperson. In the New England and Atlantic fishing markets the Company has agreements with ten dealers.

Competition

The mobile communications industry is highly competitive. The industry includes major domestic and international companies, many of which have financial, technical, marketing, sales, distribution and other resources substantially greater than those of the Company. The Company competes in its market on the basis of product quality, reliability, price, customer support and product features. The Company believes that it is currently generally competitive with respect to each of these factors. However, the Company's competitors are aggressively pricing their products and will likely continue to do so in the future. In addition, these competitors are offering new value-added products and services similar to those developed or being developed by the Company or QUALCOMM. Emergence of new competitors, particularly those offering lower cost products, enhancements, additional features and Low-Earth Orbit (LEO) satellite communications systems, may impact margins and intensify competition in new markets. Two LEO systems are soon to be commercially available, IRIDIUM and Gobalstar. Due to their unproven capabilities, the Company is not sure how their products and services will compete directly against the Company's existing products and services. The Company is exploring ways to compete and/or offer these new generation of products and services. However, the new competition could have a material impact upon the Company's business.

The following is an overview of certain products and services that compete with the Company's communications products and services:

Alternative Satellite Service Providers. Several competing entities provide satellite-based mobile voice and data systems in marine markets. INMARSAT, an international consortium, provides maritime voice, facsimile and data services nearly worldwide using capacity on a combination of owned and leased satellites. American Mobile Satellite Corporation currently offers data communications and vessel tracking using its newly launched L-band satellite, and a voice-based system. ARGOS provides one-way (ship to shore) communications and position reporting in many parts of the world. When ARGOS operates on the Japanese ADEOS2 satellite it will offer two-way communication. INMARSAT is approved to provide Global Marine Distress Safety System ("GMDSS") notices and communications. GMDSS requires shipping vessels of a certain nature and size that operate certain routes to have a GMDSS approved communications system by February, 1999. The BOATRACS System cannot become GMDSS approved because the BOATRACS System's coverage is not global. The Company is at a disadvantage without such approval. EUTELSAT, a European organization, has lobbied the International Maritime Organization ("IMO") to consider approving a regional category that would allow vessels operating in a specific regional area to utilize a regional-based system such as the BOATRACS System. Alternatively, a request to be recognized as a distress monitoring and safety system to individual countries in which the Company operates could be made, but there are no assurances that countries would respond to such a request. If such approval is not obtained, the Company will be at a disadvantage when attempting to sell to certain shipping, workboat and towing companies.

Radio. Although radios are required for most vessels, many small businesses rely exclusively on radios for their communication needs throughout the marine industry. Radio can be used to communicate with a marine operator, who can in turn place a long distance telephone call for the radio user. Typically, the cost of the marine operator together with the long distance telephone charges can be significant. Radio is not dependable in inclement weather, lacks confidentiality, and does not always provide a clear signal.

H F Radio. At least one competitor, Globe Wireless, Inc., now operates a network of H F radio stations that allow for email capabilities and transfer of data files. Globe Wireless, Inc., states that its system operates "much like a digital cellular network except it is worldwide". Globe Wireless, Inc., competes directly with the Company and its advertised world wide coverage appears to be extremely appealing to the marketplace. They have also advertised the ability to deliver software system solutions for its customers. The Company is uncertain whether H F radio is as dependable as satellite communications.

Cellular  phone.   Cellular phone provides  clear,  easy  to  use
communication to many boats including pleasure boats and commercial shipping, workboat and towing operators. Although a cellular system provides a clear hook-up and a reliable service, it is relatively more expensive. The cellular range is also limited because the networks of cell sites were placed in locations most suitable for automobiles and not for vessels. This means that coverage on the water is limited. Cellular phones are usually out of range ten miles from the coast; however, in the United States, Waterway Communications Systems, Inc. ("Watercomm") provides cellular radio phone service for vessels operating on inland waterways. Watercomm phones utilize radio towers placed along the major U.S. rivers to send and receive voice and data transmissions. Watercomm users incur a connection charge as well as a per-minute usage charge, based on where the vessel is operating. In Europe, GSM, the European cellular phone service, offers extensive coverage and plans to provide coverage to nearly all of Europe's population. GSM cellular phone service also provides a user the convenience of using a single phone in many different countries; however, there are significant roaming charges when roaming in a non-home country.

Video Compression Products. The Company's subsidiary, Enerdyne, competes with a limited number of companies in its current markets each of which provides one or more products offered by the Company and some of which have access to greater financial resources. The following are significant competitors to the Enerdyne products and services:

L-3 Communications Corp. Formed in 1997 by Lockheed Martin, Lehman Brothers Capital Partners 111 and ex-Loral Crop. management. The Conic Division of this Company provides numerous components/products for the military and aerospace markets including video compression/expansion systems and encryption/decryption modules. L-3 Communications is also a customer of Enerdyne, purchasing video compression products and integrating them with L-3 Communication products for sale in the defense and aerospace industries.

Aydin Corporation. Aydin Corp. produces a line of data acquisition products including airborne and ground systems for gathering, processing, formatting, and transmitting information related to satellites, spacecraft, aircraft and missiles. Their products include a line of rugged airborne and ground station telemetry products capable of capturing and transmitting digital video.

Delta Information Systems. Delta produces a number of video related products including encoders and decoders. Certain Delta products are purchased by Aydin Corp. and integrated into the systems of Aydin Corp. which are sold to the Department of Defense.

Tektronix, Inc. is a global electronics company that offers numerous products to the computer, aerospace and communications industry. It produces video transmission products for the conferencing, surveillance, intelligent highway/traffic markets including video encoders and decoders.

Canadian Marconi Company produces electronics products for the avionics, communications, transportation and specialized electronics industries including video capture, transmission and display product which are marketed to government agencies for surveillance and highway monitoring.

Proprietary Information

The Company relies on a combination of copyrights, trade secrets, trademarks and proprietary information to maintain and enhance its competitive position. According to reports filed with the Commission, QUALCOMM has been granted United States patents and has patent applications pending in the United States with respect to the OmniTRACS System. QUALCOMM has also reported that it
actively   pursues  patent  protection  in  other  countries   of
interest, which protection may or may not cover OmniTRACS products.

Enerdyne currently holds one patent in the United States, Patent Number 5633686 for an Adaptive Digital Video System. The patent covers a system in which a decoder at a receiving station for a digitally encoded signal is able to automatically adapt to varying formats and operating modes. The method is independent of the particular video format or compression scheme employed, and functions with any transmission medium and bandwidth. The patent was filed on September 14, 1994 and issued on May 27, 1997. Enerdyne currently has two trademarks: ADVS (Adaptive Video Standard) and Passlink.

Employees

At  September 15, 1998, the Company and its subsidiaries  had  71 full-time and 5 part-time employees.

Facilities

The Company conducts its operations from a leased 12,700 square foot facility in San Diego, California. The lease expires in December, 2002. The Company also leases a 9,800 square foot building in Santee, California for its Enerdyne subsidiary which expires in July 1999, and a 2,507 square foot facility in Gulfport, Mississippi which expires in January, 2000. BOATRACS (Europe) B.V. operates from a facility in Leiden, The Netherlands, pursuant to a lease expiring in December, 2001.

Legal Matters

On April 9, 1998, the Company filed a complaint in the United States District Court, Southern District of California (the "California Action") against Seacor Marine, Inc. ("Seacor Marine") and Globe Wireless, Inc. ("Globe") seeking damages and injunctive relief for copyright infringement, unfair competition and declaratory relief arising from the alleged infringement of the Company's copyright registration No. TXU 799-191 (the "Boatracs Software"). The Company has filed a motion to amend its complaint in the California Action to include Seacor Smit Inc. ("Seacor Smit") as a defendant in the California Action. The Boatracs Software formed part of the assets acquired from MED. On May 8, 1998, Seacor Marine and Globe filed a lawsuit in the District Court of Harris County, Texas (the "Texas Action") against the Company, Summerwood, Inc. and Charles J. Drobny, Jr. asserting causes of action and seeking damages and injunctive relief for misappropriation of trade secrets, misappropriation of confidential business information, conversion, breach of contract and unfair competition.

The Company has entered into a Compromise Settlement Agreement and Mutual Release (the "Agreement") with Seacor Marine, Seacor Smit and Globe. Under the terms of the Agreement, Seacor Marine, Seacor Smit and Globe acknowledge the Company's ownership and title to the Boatracs Software are subject to certain terms and conditions specified in the Agreement. In addition, the Company has acknowledged and agreed to Globe's ownership and title to certain software programs known as GlobeOffshore subject to certain terms and conditions specified in the Agreement. Except for the obligations specified in the Agreement, the parties have agreed to release one another from any claims asserted by the parties in both the California and the Texas Action. The financial obligations of the Company in this matter are limited to legal fees of approximately $35,000.

                           MANAGEMENT

The executive officers and directors of the Company and their ages as of August 15, 1998 are as follows:

Name                Age       Position

Michael Silverman   54        Chairman, Director

Jon Gilbert         54        President, Chief Executive Officer,
Director

Annette Friskopp    34        Executive Vice President, Director

Giles Bateman       53        Director

Luis Maizel         47        Director

Mitchell Lynn       49        Director

Daniel Negroni      32        Vice   President,   Business
                              Development and Domestic Sales

Charles Drobny, Jr. 47        Vice  President,  Application
                              Development

Curt McLeland       34        Chief Financial Officer

Peter  Carides      32        Managing Director,  Boatracs
(Europe) B.V.

Scott Boden         37        Director, Chief
                              Technology    Officer,     Enerdyne
                              Technologies, Inc.

Irene Shinsato      42        President,
                              Enerdyne Technologies, Inc.

Mr. Silverman formed BOATRACS, Inc. in 1990 ("Old BOATRACS") and served as its Chairman, Chief Executive Officer, President and a director of that company from its inception until the merger of Old BOATRACS with the Company (the "Merger") on January 12, 1995, at which time he assumed the same positions with the Company. Mr. Silverman served the Company as President and Chief Executive Officer until October, 1997. Mr. Silverman is a Chartered Accountant (South Africa) and received a Master of Business Administration degree from Stanford University.

Mr. Gilbert joined the Company as its President, Chief Executive Officer and director in October, 1997. Mr. Gilbert was with Maintenance Warehouse the previous 12 years and held several executive positions, including the title of Chief Executive Officer. Mr. Gilbert earned a Bachelor of Science Degree from UCLA. In addition to being a Certified Public Accountant, he holds a Masters in Accounting Degree.

Ms. Friskopp joined Old BOATRACS in 1991 as Senior Vice President of Production, Development and Operations and assumed her present positions with the Company following the Merger. Prior to joining Old BOATRACS, Ms. Friskopp attended Harvard Business School where she earned a Master of Business Administration. Ms. Friskopp holds a Bachelor of Science degree in Accounting with emphasis on International Business from the University of Nebraska and she has credits from other universities for her studies in Europe and Asia. She is a Certified Public Accountant and previously worked in the audit division of Price Waterhouse.

Mr. Bateman was elected a director of Old BOATRACS in 1994 and became a director of the Company upon the Merger. Since 1991, Mr. Bateman has served as a director of Comp USA, a superstore computer retailer, and has served as that company's chairman since 1993. Mr. Bateman was a co-founder of The Price Company and served as chief financial officer and a director of that company from 1976 to 1991 and as vice chairman from 1986 to 1991. Mr. Bateman holds a Bachelor of Arts Degree in Jurisprudence, from Oxford University, England, and a Master of Business Administration from Harvard Business School.

Mr. Maizel became a director of the Company in October, 1995. For more than the past five years, Mr. Maizel has been president of LM Advisors and LM Capital Management, both money management firms, and a board member of several financial and commercial corporations in the U.S. and Mexico. He was born and raised in Mexico City, holds a Bachelor of Science Degree in Mechanical
Electrical Engineering, a Master of Science in Industrial Engineering from the National University of Mexico and an Master of Business Administration from Harvard Business School where he also was a faculty member.

Mr. Lynn became a director of the Company in June, 1997. He is also President and Managing Director of Combined Resources International, a manufacturer of picture frames and other items. Mr. Lynn was President of The Price Company, a San Diego based warehouse club retailer from 1990-1993 and later senior executive vice president of Price/Costco until he resigned in 1994. He is a California Certified Public Accountant and holds Bachelor of Arts Degree in Economics and a Master of Business Administration from UCLA.

Mr. Negroni joined the Company in October, 1997 as Vice President of Business Development and Domestic Sales. Prior to joining the Company, Mr. Negroni was with Seltzer Caplan Wilkins & McMahon where he focused on business transactional law within the high technology industry. From 1993 to 1995, he held the position of Vice President, Sales and Marketing, at Dearan Imports. Mr. Negroni holds a Bachelor of Science in Business Administration from Boston University and a Juris Doctorate degree from Georgetown University Law Center in Washington, D.C.

Mr. Drobny joined the Company in November, 1997 as Vice President, Application Development when the Company purchased MED. Mr. Drobny started MED as Management Engineering Design in September, 1993. Prior to 1993, Mr. Drobny was Vice President and General Manager of Genesis Systems in Bay St. Louis, a manufacturer of marine information systems.

Mr. McLeland joined the Company in March, 1998 as Chief Financial Officer. Prior to joining the Company Mr. McLeland held the position as Chief Financial Officer at a San Diego internet service provider. From 1994 to 1996 Mr. McLeland held the position as Chief Financial Officer at RJR Horizons, Inc., a San Diego company which owns multiple software training franchises. From 1990 to 1993 Mr. McLeland was in the audit department of KPMG Peat Marwick, San Diego. He holds a Bachelor of Science in Accounting from San Diego State University.

Mr.  Carides  joined  the  Company in  March,  1998  as  Managing
Director of the Company's wholly owned subsidiary, Boatracs (Europe) B.V. Prior to joining the Company Mr. Carides had four years technical and eight years of management responsibilities in Hong Kong. He held the position of Executive Director with Brightpoint China Ltd from July, 1996 to early 1998 with SafKong Holdings Ltd., from 1993 to early 1998 and with Technology Resources International Ltd. from 1994 through 1996. He holds a Master of Business Administration from the University of Michigan and a Bachelor of Science in electrical engineering from the University of the Witwatersrand, South Africa.


Mr. Boden was elected as a director on September 2, 1998. Scott Boden founded Enerdyne in 1984 and was Enerdyne's CEO and Chief Technology Officer until July, 1998 when the Company purchased Enerdyne. Prior to founding Enerdyne, Mr. Boden was a designer of video products for Cinematronics Inc. Mr. Boden attended San Diego State University. Mr. Boden remains Chief Technology Officer of Enerdyne.

Irene Shinsato has served as President of Enerdyne since 1993. Prior to joining Enerdyne, Ms. Shinsato owned a public accounting practice, Irene Shinsato CPA, for nine years and was previously with Price Waterhouse. Ms. Shinsato has a BS from San Diego State University and is a Certified Public Accountant.

There are no family relationship between any of the Company's directors and officers. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which any person has been elected or nominated as a director or executive officer. All directors and executive officers serve for a term of one year until the next Annual Meeting of Shareholders.

During the year ended December 31, 1997, the Board held four meetings where all directors were present except Ms. Friskopp who missed two meetings and Mr. Maizel and a former director, Julius Trump, who each missed one meeting. The Company presently has a Compensation Committee of the Board consisting of Giles Bateman and Mitchell Lynn. The Compensation Committee's primary function is to establish compensation for employees and to effect promotions. The Audit Committee, consisting of Michael Silverman, Giles Bateman, Luis Maizel and Mitchell Lynn, advises the Board as to the selection of the Company's independent accountants. During 1997, the Compensation Committee met three times and the Audit Committee did not meet, although audit issues were discussed by the committee at a regular Board meeting.

                     Executive Compensation

The following table sets forth for the years indicated certain compensation of the Company's Chairman and the persons occupying the office of Chief Executive Officer and the Company's executive officers who actually earned or who were paid on a basis of more than $100,000 in salary and bonuses in such years.

                   SUMMARY COMPENSATION TABLE

Name and                                    No. of shares
Principal Position  Year    Salary   Bonus  underlying
                                            Options

Michael Silverman   1997   $103,291(1)  $0
Chairman, Director  1996   $100,000     $0
                    1995   $100,000     $0

Jon Gilbert         1997   $26,154(2)   $0
President, Chief
Executive Officer,
Director

Annette Friskopp    1997   $130,769   $49,350
Executive Vice      1996   $124,961   $31,950   250,000
President,          1995   $107,654   $31,800
Director

Daniel Negroni      1997   $19,885(2)   $0      100,000
Vice President,
Business
Development and
Domestic Sales

Charles Drobny,     1997   $25,000(3)   $0
Jr.
Vice President,
Applications
Development

________________
(1)     Mr.  Silverman  was  the president  and  chief  executive
  officer of the Company until October, 1997. He currently serves as Chairman of the Board at an annual salary of $120,000.
(2) Mr. Gilbert and Mr. Negroni joined the Company during October, 1997. Mr. Gilbert's annual salary is $120,000 and Mr. Negroni's annual salary is $120,000.
(3) Mr. Drobny became Vice President effective November 1, 1997 through an acquisition of his company, MED Associates, Inc. Mr. Drobny's annual salary is $150,000.

The Company entered into an employment agreement with Michael Silverman, effective January 1, 1995. Under the agreement, Mr. Silverman's annual base compensation was $100,000 subject to increases in the Board's discretion. Mr. Silverman's base compensation is currently $120,000 annually. The employment agreement automatically renews for successive one-year periods unless terminated, and is terminable by the Company at any time for good cause as defined in the agreement.

In connection with the Restricted Stock Purchase Agreement between the Company and Jon Gilbert described below under "Certain Transactions," in the event that the Board of Directors terminates the employment of Mr. Gilbert without cause, Mr. Gilbert may require the Company to repurchase up to 1,840,252 shares of Common Stock for a price equal to the outstanding principal and interest due under the Promissory Note entered into in connection with the transaction.

In connection with the Company's purchase of MED in November, 1997, the Company entered into a four-year employment agreement with Charles Drobny, Jr., MED's founder. Under the terms of the employment agreement, Mr. Drobny will be paid base compensation of $150,000 for two years commencing November 1, 1997 and $180,000 for the following two years. Mr. Drobny may receive, at his election, up to $30,000 per year in the form of shares of the Company's Common Stock for the first two years, and up to $60,000 per year in the form of shares of common stock for the second two years.

The Company entered into an Addendum to Stock Issuance/Employment Agreement effective January 21, 1991, and amended July, 1995, whereby Annette Friskopp's salary from April to December, 1995 was $108,000 and after December, 1995 increased to $120,000 per annum. In addition, beginning January, 1995, she became entitled to a bonus for each unit sold to an end user. In addition, the agreement granted Ms. Friskopp an option to acquire 100,000 additional shares of Common Stock, which has been treated as being a grant pursuant to the Company's 1996 Stock Option Plan at a price equal to the fair market value of such shares on the date of grant. In December, 1996 Ms. Friskopp was awarded an option to purchase 150,000 shares of Common Stock at an exercise price of $1.125 per share. The options will vest 20% annually over five years. Although Ms. Friskopp retains her current positions, the foregoing agreements were terminated effective December 31, 1997.

The following table sets forth the information concerning individual grants of stock options and appreciation rights during the last fiscal year to the Company's Chief Executive Officer and the executive officers of the Company who earned more than or were paid on the basis of more than $100,000 last year.

                OPTION GRANTS IN LAST FISCAL YEAR
                       (Individual Grants)

                            Percent of
                 Number of     Total
                Securities    Options
                Underlying  Granted to   Exercise or
Name              Options    Employees   Base Price   Expiration
                             in Fiscal   Granted (#)
                               Year
                             ($/Share)

Michael             ---         ---          ---         ---
Silverman
Jon Gilbert         ---         ---          ---         ---
Annette             ---         ---          ---         ---
Friskopp
Daniel Negroni    100,000       85%         $1.25        2004
Charles             ---         ---          ---         ---
Drobny, Jr.

The following table sets forth the information concerning each exercise of stock options during the last fiscal year by each of Company's Chief Executive Officer and the executive officers of the Company who earned more than or were paid on the basis of more than $100,000 last year, and the fiscal year value of unexercised options.

         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                AND FISCAL YEAR END OPTION VALUES



                                   Number of
                                   Securities       Value of
                Shares             Underlying       Unexercised In-
               Acquired   Value    Unexercised      The-Money
Name             on       Realized Options at FY-   Options at FY-
               Exercise    ($)     End (#)          End ($)
                 (#)               Exercisable/     Exercisable/
                                   Unexercisable    Unexercisable

Michael          ---      ---         ---              ---
Silverman
Jon Gilbert      ---      ---         ---              ---
Annette          ---      ---    50,000/200,000    $68,125/272,500
Friskopp
Daniel Negroni   ---      ---         0/100,000         $0/118,750
Charles          ---      ---         ---              ---
Drobny, Jr.

Compensation Committee Interlock and Insider Participation

During fiscal year 1997, Michael Silverman, an officer of the Company, served on the Compensation Committee and participated in Board deliberations concerning executive officer compensation.

Director Compensation

Through May, 1998, non-employee directors of the Company each received $500 for each Board meeting they attended. Non-employee directors currently receive stock options to purchase Common Stock as compensation for Board meetings. Non-employee directors, Messrs. Bateman and Maizel, have each received options to purchase 10,000 shares of Common Stock at an exercise price of $1.00 per share and options to purchase 10,000 shares of Common Stock at an exercise price of $1.25 per share. Mr. Lynn and Mr. Trump received options to purchase 10,000 shares of Common Stock at an exercise price of $1.19 per share. Messrs. Bateman and Lynn received 10,000 Common Stock purchase warrants, each exercisable at $2.44 per share. Messrs. Bateman, Maizel and Lynn each received options to purchase 25,000 shares of Common Stock each exercisable at $4.63 per share.

Compliance with Section 16(a) of the Securities Exchange  Act  of
1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all
Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company and information involving securities transactions of which the Company is aware, the Company believes that during the fiscal year ending December 31, 1997, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial shareholders were complied with.

                      CERTAIN TRANSACTIONS

The Company has a number of contractual relationships with QUALCOMM, which owns 1,112,265 shares (5.9%) of the outstanding
Common Stock.

The Company entered into a License Agreement and Distribution Agreement dated June 13, 1990, which grants the Company certain exclusive rights to distribute QUALCOMM's OmniTRACS System for marine applications in the coastal waters of the United States and the Atlantic and Pacific Oceans. This agreement has been amended from time to time. The agreement has an initial term of five years and three five-year extensions. The Company exercised its first extension in 1995, which will continue until 2000. See "Business -- Agreements."

The Company also entered into a License Agreement with QUALCOMM in March, 1995, which requires QUALCOMM to pay to the Company a per copy royalty for certain interface software developed and owned by the Company as an enhancement to the OmniTRACS System. The License Agreement terminates upon termination of the License and Distribution Agreement. See "Business -- Agreements."

In March, 1997, the Company's wholly owned subsidiary Boatracs (Europe) B.V. signed a five year Sub-Service Provider Agreement with ALCATEL QUALCOMM, a French joint venture company of the ALCATEL Group and QUALCOMM. The agreement appoints Boatracs (Europe) to be the maritime distributor of the OmniTRACS system in certain European countries under a similar basis that BOATRACS operates in the United States. See "Business -- Agreements."

During 1995, the Company entered into a note receivable agreement with Michael Silverman, then the Company's President and Chief Executive Office, under which the Company agreed to advance up to $369,230. Advances were secured by an agreed upon offset to Mr. Silverman's deferred compensation. The advances bore interest at 5.5% and were due on demand. Mr. Silverman's deferred compensation and the note were fully repaid on December 31, 1997, in accordance with the note receivable agreement.

In October, 1997, the Company entered into a Restricted Stock Purchase Agreement with Jon Gilbert, the Company's current President and Chief Executive Officer, and a related Promissory Note and Pledge Agreement. Under the Restricted Stock Purchase Agreement, Mr. Gilbert purchased 2,900,000 shares of Common Stock for $2,320,000 ($.80 per share). Mr. Gilbert paid $389,085 in cash and the remaining $l,930,915 by a promissory note bearing interest at a rate of 5.77%. The promissory note was secured by a pledge of 2,416,665 of the purchased shares and shares are proportionately released from pledge as the note is partially paid. The note was payable in five semi-annual installments of $420,241, and was to be paid in full on April 15, 2000. Mr. Gilbert prepaid approximately $80,000 of the note with his first semi-annual installment, and the note was modified to decrease his next semi-annual installment due October 15, 1998, to $338,519. During June 1998, the note and accrued interest was purchased by an outside party at a discount of $44,274 which was recorded as a deduction to the common stock originally issued. See also "Executive Compensation."

Effective November 1, 1997, the Company purchased certain assets and liabilities of MED for $500,000 cash, and 300,000 shares of Common Stock. The stock payment is subject to an option in favor of the Company which is exercisable if MED does not achieve a certain target earnings level for the 1998 fiscal year, whereby the Company may repurchase for a nominal price one share of such stock for every dollar by which MED earnings fall short of the target. Charles Drobny, Jr., MED's founder, became Vice President, Application Development of the Company.

On July 7, 1998 the Company purchased Enerdyne, a provider of versatile, high performance digital video compression products to the government and commercial markets. Enerdyne is located in Santee, California. The acquisition price of $22.6 million was paid for by a combination of cash, Common Stock and notes payable. Goodwill in the amount of $2.7 million was recorded and will be amortized over ten years. The two shareholders of Enerdyne signed employment contracts with the Company as follows:
Scott Boden has been engaged for a two year term as Enerdyne's Chief Technology Officer and Irene Shinsato has been engaged for a one year term as President of Enerdyne. Both will receive an annual salary of $120,000 and both received a stock option to purchase 500,000 shares of the Company's Common Stock at $2.00 per share with a vesting term conforming to the term of their employment contracts.

Effective July 1, 1998 the Company exercised its option to acquire Oceantrac and certain assets of Systems, with whom it has had a joint venture agreement since 1996, to provide services to the Company in certain Canadian areas. The acquisition consideration of approximately $506,000 was effected through the exercise of a stock option and warrant agreement pursuant to a joint venture agreement and conversion of a note receivable in the amount of approximately $433,000. Intangibles of $433,000 were recorded and will be amortized over ten years.

Most of the foregoing transactions were entered into with the respective related parties prior to each becoming a related party, and were the result of arm's length negotiations. Agreements between the Company and QUALCOMM continue to be negotiated on an arm's length basis between the parties. To the extent any of the foregoing transactions were determined without arm's length negotiations, the Company believes that they were entered into on terms no less favorable to the Company than could have been obtained from independent third parties.


                     PRINCIPAL SHAREHOLDERS

Set forth below is certain information concerning the ownership of the Company's Common Stock as of September 1, 1998 by (i) all persons known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons named have sole voting and investment power with respect to the securities owned by them.

                            Number of Shares   Percent of
Name and Address of         Beneficially       Outstanding
Shareholder (1)               Owned            Shares

QUALCOMM Incorporated         1,112,265          6%
6455 Lusk Boulevard
San Diego, CA 92121
Michael Silverman             3,948,317         21
Jon Gilbert                   3,836,800 (2)     20
Annette Friskopp                447,931          2
Giles Bateman                   679,825          4
Luis Maizel                     104,921 (3)      *
Mitchell Lynn                   139,500 (4)      *
Daniel Negroni                   35,000          *
Charles Drobny, Jr.             308,000 (5)      2
Curt McLeland                         0          *
Peter Carides                         0          *
Scott Boden                   1,709,575 (7)      9
Irene Shinsato`               1,709,575 (7)      9
All  Directors and Executive  9,326,294         67%
Officers  as  a  group
(12 persons) (6)

(1)  The  address  for  all directors and executive  officers  is
     10675   Sorrento   Valley  Road,  Suite  200,   San   Diego,
     California, 92121.
(2) Includes 236,800 shares held in a Family Trust of which Mr. Gilbert is a trustee. Does not include a total of 20,000 shares held by Mr. Gilberts's children for which Mr. Gilbert disclaims beneficial ownership.
(3) Includes 83,600 shares held by the Maizel Family Trust of which Mr. Maizel is a trustee and 15,321 shares held in a Retirement Plan for which Mr. Maizel is a trustee.
(4) Includes 30,000 shares held in trust for children which Mr. Lynn disclaims beneficial ownership of. The number also includes 50,000 options issued under a Non-Circumvention Agreement dated January 9, 1996 at $1.50 per share.
(5) 300,000 of the shares represent restricted stock granted under an agreement. These shares are subject to repurchase under certain conditions.
(6) Includes shares issuable upon the exercise of options or warrants within sixty days of August 1, 1998, as follows:
     Ms. Friskopp, 70,000 shares; Mr. Bateman, 16,000 shares; Mr. Lynn, 12,000 shares, Mr. Negroni 20,000 shares, and Mr. Maizel, 6,000 shares. These options are also included in the total shares shown above for the individuals.
(7) Represents 1,465,350 shares which were issued to prior shareholders of Enerdyne as part of the purchase price. These shares are not currently tradable and are part of this registration statement. Also includes warrants to purchase 244,225 shares at $2.00 per share which are included in this registration statement.
*     Less than 1%
                      SELLING SHAREHOLDERS

The following table sets forth the number of Shares of Common Stock beneficially owned by each of the Selling Shareholders. Except as otherwise specified below, all Shares owned by the Selling Shareholders are being registered. Except as otherwise specified below, each of the Selling Shareholders has sole voting and investment power with respect to the Shares, subject to applicable community property and similar laws.

Name of Selling Shareholder                           Shares

QUALCOMM Incorporated                              1,112,265
International Project Management                      24,600
The Gilbert Family Trust (1)                         144,200
Jon Gilbert (2)                                    3,690,000
Jennifer Gilbert  (3)                                 10,000
Karly Gilbert  (3)                                    10,000
Pamela & Jack Saxton                                   3,000
R. A. Payn                                             6,667
John Griffiths                                         2,333
Lang Morris                                            2,000
Burt R. Bondy Pension Plan & Trust, dated 10/9/84     60,000
E. M. Trust, dated 12/18/84                           10,000
Esrock Living Trust                                    8,000
Jonathan Schewitz                                     15,339
Penelope Smith                                         6,666
Torrey Pines Securities (4)                           25,000
Mitchell Lynn (5)                                     60,000
Norman Smith                                          15,000
Norman Solomon                                         5,000
Bank Insinger De Beuford N.V.                         40,000
Julius Trump (6)                                      80,000
Richard Coates (7)                                    30,000
Giles Bateman (8)                                     10,000
Irene Shinsato (9)                                 2,209,575
Scott Boden (10)                                   2,209,575
Sol Price (11)                                        25,000
Gary Shields (12)                                     40,425
Carl Fredericks (13)                                  40,425
Glenn S. Nickerson                                     2,500
Job A.Crocker                                          1,250
Gaspesie Telecommunications                            1,250
                          Total                    9,900,070

_________________________
(1)Mr.  Jon  Gilbert, President, Chief  Executive Officer  and  a
   director of the Company is a trustee of the Gilbert Family Trust. The Trust holds 236,800 shares, of which only 144,200 are being offered by this Prospectus.
(2)Includes  1,840,252 Shares which can only be sold  under  Rule
   144.   See  "Certain Transactions" and "Management --Executive
   Compensation."
(3)Jennifer and Karly Gilbert are children of Mr. Jon Gilbert. Mr. Gilbert disclaims beneficial ownership of the Shares.
(4)Represents Shares issuable upon exercise of a warrant dated October 31, 1995 to purchase 25,000 shares at $1.50 each. The warrant was exercised in May, 1998.
(5)Represents Shares issuable upon exercise of options for 50,000 shares at $1.50 per share and exercise of warrants for 10,000 shares at $2.44 per share.
(6)Mr. Trump was a director of the Company. He resigned from the Board in May, 1998.
(7)Represents Shares issuable under a warrant agreement at  $1.50 per share.
(8)Represents Shares issuable under a warrant agreement at  $2.44 per share.
(9)Includes 1,465,350 Shares issued as part of acquisition of Enerdyne, warrants to purchase 244,225 shares and stock options to purchase 500,000 shares of common stock.
(10) Includes 1,465,350 Shares issued as part of acquisition of Enerdyne, warrants to purchase 244,225 shares and stock options to purchase 500,000 shares of common stock.
(11) Represents Shares issuable upon exercise of a warrant dated June 25, 1998.
(12) Represents 34,650 Shares issued for financial services in connection with the purchase of Enerdyne and 5,775 Shares issuable upon exercise of a warrant
(13) Represents 34,650 Shares issued for financial services in connection with the purchase of Enerdyne and 5,775 Shares issuable upon exercise of a warrant.

                  DESCRIPTION OF CAPITAL STOCK

The   authorized  capital  stock  of  the  Company  consists   of
100,000,000  shares  of  common  stock,  no  par  value  ("Common
Stock"),  and 1,000,000 shares of Preferred Stock, no  par  value
("Preferred Stock").

Common Stock

As  of  September 1, 1998, there were 18,886,377 shares of Common
Stock outstanding held by approximately 310 holders of record.

The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, except that holders of Common Stock are entitled to cumulative voting rights with respect to the election of directors. In cumulative voting, the holders of Common Stock are entitled to cast for each share held the number of votes equal to the number of directors to be elected. Subject to preferences that may be applicable to any shares of Preferred Stock issued in the future, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

The Board of Directors is authorized, subject to any limitations prescribed by law, without further shareholder approval, to issue from time to time up to 1,000,000 shares of Preferred Stock in one or more series. Each such series of Preferred Stock will have such number of shares, designations, rights, preferences, privileges and restrictions as may be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights, which in any case, could be superior to the rights associated with the Common Stock.

The purpose of authorizing the Board of Directors to issue Preferred Stock and to determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

Limitation of Liability and Indemnification

Pursuant  to  provisions  of  the California  Corporations  Code,
Article V of the Company's Amended and Restated Articles of Incorporation provides that the liability of the Company's directors for monetary damages shall be eliminated to the fullest extent permissible under California law.

Article VI of the Company's Amended and Restated Bylaws authorizes the Company to indemnify its directors, officers, employees and agents in certain circumstances against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with a proceeding arising out of such person's service in such capacity, if that person acted in good faith and in a manner that that person reasonably believed to be in the best interests of the Company and, in the case of a criminal proceeding, had no reason to believe was unlawful. The Company is required to indemnify a director, officer, employee or agent of the Company against expenses actually and reasonably incurred in the event such person is successful on the merits in the defense of any such claim.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

Chase Mellon Shareholder Services is the transfer agent and registrar for the Company's Common Stock.

                 SHARES ELIGIBLE FOR FUTURE SALE

As of September 1, 1998, the Company had 18,886,377 shares of Common Stock outstanding. Of these, approximately 13,396,883, including all of the Shares offered by this Prospectus, will be immediately eligible for resale in the public market without restriction under the Securities Act, except that any shares held by "affiliates" of the Company, as that term is defined in Rule 144 adopted under the Securities Act ("Affiliates"), may generally only be resold in compliance with the applicable provisions of Rule 144. Substantially all of the remaining
5,489,494 shares of Common Stock are held by directors and executive officers of the Company and will be subject to the volume limitations discussed below and certain other limitations.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated under this Rule with those of others) whose restricted securities (as that term is defined in Rule 144) have been fully paid for and meet the Rule's one-year holding period provisions, including Affiliates of the Company, may sell restricted securities in broker's transactions or directly to market makers, provided the number of shares sold by such person in any three-month period is not in excess of the greater of 1% of the total number of shares of Common Stock then outstanding or the average weekly trading volume for the four calendar week period immediately prior to each such sale. The Rule provides further that after restricted securities have been fully paid for and meet the Rule's two-year holding period provisions, such securities may be sold by persons who are not Affiliates of the Company without regard to volume or manner of sale limitations; however, in general, securities held by Affiliates of the Company must continue, even after the two-year holding period, to be sold in broker's transactions or directly to market makers in such securities, subject to the volume limitations described above. The foregoing is a brief summary of certain provisions of Rule 144 and is not intended to be a complete description thereof.

To date there has been a limited public trading market for the Common Stock of the Company, and no prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                       MARKET INFORMATION

The Company's Common Stock began trading in the over-the-counter market in March, 1995 and is quoted on the OTC Bulletin Board under the symbol "BTRK." The following table sets forth high and low bid quotations for the Common Stock as provided by the National Association of Securities Dealers, Inc.:

                      High Bid             Low Bid
Quarter Ended
Through  August  31,  $4.81                 $3.34
1998
June 30, 1998          4.94                  3.25
March 31, 1998         4.00                  2.06
December 31, 1997      2.75                  1.00
September 30, 1997     1.56                   .94
June 30, 1997          1.50                   .50
March 31, 1997         1.81                  1.00
December 31, 1996      1.50                   .63
September 30, 1996     1.50                   .75
June 30, 1996          2.00                   .75
March 31, 1996          .94                   .75

On September 1, l998, the closing price of the Common Stock, as reported on the OTC Bulletin Board, was $3.75. As of September 1, 1998, the Company had approximately 310 holders of record of its Common Stock. The Company has not paid any dividends since its reorganization and does not currently intend to declare any dividends.

The quotations set forth above represent inter-dealer prices without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. The existence of quotations for the Common Stock should not be deemed to imply that there is an established public trading market for the Company's Common Stock.

                      PLAN OF DISTRIBUTION

The Shares offered hereby may be sold by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest (collectively with the Selling Shareholders, the "Sellers") acting as principals for their own accounts. The Company will not receive any of the proceeds of this offering.

The Sellers, directly or through brokers, dealers, underwriters, agents or market makers, may sell some or all of the Shares. Any broker, dealer, underwriter, agent or market maker participating in a transaction involving the Shares may receive a commission from the Sellers. Usual and customary commissions may be paid by the Sellers. The broker, dealer, underwriter or market maker may agree to sell a specified number of the Shares at a stipulated price per Share and, to the extent that such person is unable to do so acting as an agent for the Sellers, to purchase as principal any of the Shares remaining unsold at a price per Share required to fulfill the person's commitment to the Sellers.

A broker, dealer, underwriter or market maker who acquires the Shares from the Sellers as a principal for its own account may thereafter resell such Shares from time to time in transactions (which may involve block or cross transactions and which may also involve sales to or through another broker, dealer, underwriter, agent or market maker, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. In connection with such resales, the broker, dealer, underwriter, agent or market maker may pay commissions to or receive commissions from the purchasers of the Shares. The Sellers also may sell some or all of the Shares directly to purchasers without the assistance of a broker, dealer, underwriter, agent or market maker and without the payment of any commissions.

The Company is bearing all of the costs relating to the registration of the Shares (other than any fees and expenses of counsel for the Selling Shareholders). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the Shares will be borne by the Sellers. Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

Pursuant to the registration rights granted to QUALCOMM in connection with QUALCOMM's acquisition of Shares, the Company has agreed to indemnify QUALCOMM and any person who controls QUALCOMM against certain liabilities and expenses arising out of, based upon or relating to information set forth in this Prospectus, and the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act.

                          LEGAL MATTERS

The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Solomon Ward Seidenwurm &
Smith, LLP, San Diego, California.

                             EXPERTS

The financial statements of the Company as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
                  INDEX TO FINANCIAL STATEMENTS


         Page

 Independent Auditors' Report                                F-2
 Consolidated  Balance Sheets as of December 31, 1997
 and  1996                                                   F-3
 Consolidated Statements of Operations for the years ended
    December 31, 1997, 1996 and 1995                         F-4
 Consolidated Statements of Cash Flows for the years ended
    December 31, 1997, 1996 and 1995                         F-5
 Consolidated  Statements of Stockholders' Equity (Deficit)
    for  the years ended December 31, 1997, 1996 and 1995    F-6
 Notes  to Consolidated Financial Statements                 F-7 through F-14

DELOITTE & TOUCHE LLP LETTERHEAD


INDEPENDENT AUDITORS' REPORT


To the Board of Directors and
    Stockholders of Boatracs, Inc.:

We have audited the accompanying consolidated balance sheets of Boatracs, Inc. (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.





February 20, 1998

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1997 AND 1996

ASSETS                                       1997      1996

CURRENT ASSETS:
  Cash                                    $392,712   $103,144
  Investment securities                               425,852
  Accounts receivable - net                937,010    557,246
  Inventories                              234,092     92,118
  Prepaid expenses and other assets        107,435     73,710

           Total current assets          1,671,249  1,252,070

PROPERTY, at cost                          223,863    120,731
NOTES RECEIVABLE                           310,463    208,463
GOODWILL                                   830,917
TOTAL                                  $ 3,036,492 $1,581,264


LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                     $ 1,133,997  $729,923
  Accrued expenses                         265,276    66,743
  Acquisition cost payable                 250,000
  Short-term margin loan on securities               139,268
  Deferred compensation - net                         45,129

           Total current liabilities   $ 1,649,273  $981,063

COMMITMENTS (Notes 5 and 9)

STOCKHOLDERS' EQUITY:
  Preferred stock, no par value; 1,000,000
       shares authorized, no shares issued
   Common stock, no par value; 100,000,000
         shares authorized, 15,806,977 and
      12,602,310   shares    issued    and
outstanding    in    1997    and     1996,
respectively                             6,949,244  4,210,925

  Notes  receivable  for  common  stock
  issued                                (2,117,836)  (421,422)

  Accumulated deficit                   (3,444,189)(3,189,302)

           Total stockholders' equity    1,387,219    600,201

  TOTAL                                 $3,036,492  1,581,264



See   notes   to  consolidated   financial
statements.

BOATRACS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31,1997, 1996 AND 1995

                                  1997         1996           1995
REVENUES:
  Communications systems      $ 2,456,638   $ 1,427,822   $ 1,299,330

  Data transmission   &
    messaging                   2,790,903     2,073,360     1,367,354

           Total revenues       5,247,541     3,501,182     2,666,684

COSTS AND EXPENSES:
  Communications systems        1,615,929       913,064       900,980

    Data   transmission   &
    messaging                   1,418,461     1,089,719       833,148

    Selling,  general   and
    administrative              2,505,190     2,461,018     1,610,861

            Total costs and
            expenses            5,539,580     4,463,801     3,344,989

LOSS FROM OPERATIONS             (292,039)     (962,619)     (678,305)

INTEREST INCOME                    39,212        60,117        41,318

INTEREST EXPENSE                   (2,060)       (2,936)      (16,149)

NET LOSS                      $  (254,887)   $ (905,438)   $ (653,136)

NET LOSS PER SHARE                 $(0.02)       $ (.07)       $ (.06)

WEIGHTED AVERAGE NUMBER
  OF SHARES OUTSTANDING        13,535,433    12,597,471    11,277,245


  See notes to consolidated
      financial statements.

BOATRACS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS  ENDED DECEMBER 31,  1997, 1996 AND 1995

                                           1997        1996        1995
OPERATING ACTIVITIES:
  Net loss                              $(254,887)  $(905,438)  $(653,136)
  Adjustments to reconcile net loss to
  net cash used in operating activities:
    Loss on disposal of assets             15,907
    Depreciation and amortization          76,851      44,420      32,890
    Net  accretion  of  discount  on
    investment securities                             (42,204)    (27,505)
    Provision for bad debts                                        18,297
    Changes in assets and liabilities:
      Accounts receivable                (379,764)   (149,754)   (233,397)
      Inventories                        (141,974)    (59,809)    (20,778)
      Prepaid  expenses  and   other
      assets                              (33,725)    (57,085)     (6,333)
      Accounts and acquisition costs
       payable and accrued expenses       852,607     103,201     337,897
      Accrued interest payable                                      5,421
      Consulting service expense paid                  24,600
       for by stock issuance
            Net cash provided by (used
            in) operating activities      135,015  (1,042,069)   (546,644)

INVESTING ACTIVITIES:
  Purchase of investment securities                (2,825,799) (2,096,344)
  Proceeds from maturities of
  investment securities                   425,852   3,907,000     659,000
  Issuance of notes receivable           (102,000)   (114,143)   (205,775)
  Capital expenditures                   (181,806)    (92,752)    (66,549)
  Net cash paid for acquisition          (425,000)
           Net cash (used in) provided
           by investing activities       (282,954)    874,306  (1,709,668)

FINANCING ACTIVITIES:
  Payments received on note receivable
  issued for common stock                  234,501    183,557     132,021
  Proceeds from short-term margin loan    (139,268)   139,268
  Repayment of net deferred
    compensation                           (45,129)  (203,646)   (160,026)

  Net proceeds from issuance of common
  stock                                    387,403              1,904,292

  Net  cash  provided   by
  financing activities                     437,507    119,179   1,876,287

NET INCREASE (DECREASE) IN CASH            289,568    (48,584)   (380,025)

CASH AT BEGINNING OF YEAR                  103,144    151,728     531,753
                                           _______    _______     _______
CASH AT END OF YEAR                    $   392,712  $ 103,144   $ 151,728
                                           =======    =======     =======
SUPPLEMENTAL DISCLOSURE OF  CASH  FLOW
INFORMATION:
  Cash paid for interest                            $   2,936   $  10,416
                                                        =====      ======
SUPPLEMENTAL DISCLOSURES  OF  NON-CASH
INVESTING
  AND FINANCING ACTIVITIES:
  Common stock issued for acquisition    $ 420,000
  Common  stock issued  for  services      =======
    rendered                                        $  24,600
  Common   stock  issued  for   note                   ======
    receivable                          $1,930,915             $ 737,000
  Conversion  of  escrow  deposit  to    =========               =======
    equity                                                     $  50,000
                                                                 =======
See  notes  to consolidated  financial
statements.





BOATRACS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                                     NOTE
                     COMMON                          RECEIVABLE TOTAL
                     STOCK                           FOR        STOCKHOLDER'S
                                                     COMMON     EQUITY
                                         ACCUMULATED STOCK
                     SHARES   AMOUNT     DEFICIT     ISSUED     (DEFICIT)
BALANCE,
JANUARY 1,
1995               9,500,000 $1,379,412 $(1,630,728)              $(251,316)

COMMON  STOCK
ISSUED IN
CONNECTION WITH:
 MERGER              510,386    (50,000)                            (50,000)

 LONG-TERM DEBT
 AND ACCRUED
 INTEREST
 CONVERSION          179,684    215,621                             215,621

 NOTE RECEIVABLE   1,112,265    737,000              $(737,000)

 STOCK SALE        1,275,375  1,904,292                           1,904,292

PAYMENTS
RECEIVED
ON NOTE
RECEIVABLE                                             132,021      132,021

NET LOSS                                    (653,136)              (653,136)

BALANCE,
DECEMBER 31,
1995              12,577,710  4,186,325   (2,283,864) (604,979)   1,297,482

COMMON  STOCK
ISSUED IN
CONNECTION
WITH SERVICES
RENDERED              24,600     24,600                              24,600

PAYMENTS
RECEIVED ON NOTE
RECEIVABLE                                             183,557      183,557

NET LOSS                                    (905,438)              (905,438)

BALANCE,
DECEMBER 31,
1996             12,602,310   4,210,925   (3,189,302) (421,422)     600,201


COMMON STOCK
ISSUED THROUGH
EXERCISE OF
STOCK OPTIONS         4,667       4,792                               4,792

COMMON STOCK
ISSUED THROUGH
RESTRICTED
STOCK PURCHASE
AGREEMENT         2,900,000    2,320,000                          2,320,000

RECEIVABLE
ISSUED IN
CONNECTION
WITH RESTRICTED
STOCK PURCHASE
AGREEMENT                                           (1,930,915)  (1,930,915)

COMMON STOCK
ISSUED
THROUGH
ACQUISITION         300,000      420,000                            420,000

PAYMENTS
RECEIVED ON
NOTE
RECEIVABLE                                             234,501      234,501

ISSUANCE
COSTS IN
CONNECTION
WITH
COMMON
STOCK ISSUED                      (6,473)                            (6,473)

NET LOSS                                    (254,887)              (254,887)

BALANCE
DECEMBER 31,
1997             15,806,977  $ 6,949,244 $(3,444,189)$(2,117,836) $1,387,219
                 ==========    =========   =========   =========   =========
SEE NOTES TO CONSOLIDATED FINANCIAL
STATEMENTS

BOATRACS, INC.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of Operations - BOATRACS, Inc. and its wholly owned subsidiary BOATRACS (Europe) B.V. (collectively called the "Company") is primarily engaged in the business of distribution of the OmniTRACS satellite-based communications and tracking system for marine application under a license and distribution agreement with QUALCOMM, Incorporated ("Qualcomm", see Note 9). Under the agreement, the Company sells mobile communications terminals and software for use on board marine vessels and by marine dispatchers. In addition, the Company also provides 24-hour data transmission and messaging services. Effective November 1, 1997, the Company purchased certain assets of MED Associates, Inc. ("MED") for $500,000 cash and 300,000 shares of common stock valued at $1.40 per share. The stock payment is subject to an option in favor of the Company exercisable if MED does not achieve a certain earnings level for the year ending December 31, 1998. The 300,000 shares delivered under the Purchase Agreement will be decreased one share for every dollar such earnings are not achieved. Goodwill in the amount of $845,000 was recorded and will be amortized over ten years. MED is a Mississippi based provider of software applications and service solutions to the commercial workboat industry and to oil companies.

   Principles of Consolidation - The accompanying consolidated financial statements include the accounts of the Company.
   All significant intercompany balances have been eliminated in consolidation.

   Investment Securities - Investment securities represent U.S. Treasury securities that the Company has the positive intent and ability to hold to maturity which are reported at amortized cost. Interest earned on these investment securities is included in interest income.

   Inventories - Inventories, which are comprised entirely of finished goods, are carried at the lower of cost (specific identification) or market.

   Property  -  Property  is  stated at  cost.   Depreciation  is
   provided under a straight-line method for assets acquired in 1996 and thereafter, and an accelerated method for assets purchased prior to 1996 over the estimated useful lives of the assets (generally 3-5 years). Goodwill is amortized over 10 years.

   Revenue  Recognition - Revenue from the sale of  communication systems is recognized at the time the equipment is shipped  to
   the  customer.   Revenue from messaging is recognized  at  the
   time the transmission is made by the customer.

   Significant Customers - Major customers individually accounted for 18%, 12% and 9% of 1997 sales, 26%, 15% and 8% of 1996 sales, and 23%, 18% and 12% of 1995 sales. In addition, MED derives significant business from the same customers as the Company. In November and December, 1997, MED derived 45% of its total business from the Company's largest customer. Accounts receivable from these customers aggregated (including the MED receivables) $437,077 and $300,413 at December 31, 1997 and December 31, 1996
   respectively. The Company has not historically experienced any significant losses on its accounts receivable. Revenues from European customers accounted for 12% of revenues in 1997. No European revenues were earned in 1996 and 1995.

   Stock-Based Compensation - Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, " Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

   Net Loss Per Share - Net loss per share is calculated using the weighted average number of shares outstanding during each year. In February, 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share" (EPS). This statement requires the presentation of earnings per share to reflect both "Basic EPS" and "Diluted EPS" on the face of the income statement. Common stock equivalents would have an anti-dilutive effect on the net loss, and therefore diluted EPS is not presented.

   Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Reclassifications  -  Certain amounts in  the  1996  and  1995 financial statements have been reclassified to conform to the 1997 presentation.

2. Acquisition - On November 1, 1997, the Company purchased certain assets and liabilities of MED Associates, Inc. ("MED") for $500,000 cash, and 300,000 shares of restricted common stock valued at $1.40 per share. The stock is subject to an option by the Company to purchase all of the issued stock if a certain earnings level for the fiscal year ending December 31, 1998, is not met and will be decreased one share for every dollar such earnings are not achieved. Goodwill in the amount of $845,000 was recorded and will be amortized over ten years.

   MED is a Mississippi-based provider of software applications and service solutions to the marine industry. The acquisition was accounted for as a purchase. Accordingly, the assets and liabilities of MED are included in the consolidated balance sheet as of December 31, 1997. The results of MED's operations from the date of the acquisition to December 31, 1997 were not significant.

      In  1996,  the  operations  of  MED  were  immaterial   and
   therefore proforma numbers are not shown for that period.

   The   following   pro-forma  results   are   not   necessarily
   indicative of what actually would have occurred if the acquisition had been completed as of the beginning of the fiscal year, nor are they necessarily indicative of future consolidated results.



                            Boatracs     MED     Pro-        Pro-
                                                 Forma       Forma
                                                 Adjustments


                              1997       1997                  1997

    Total Revenues        $ 5,247,541  $ 877,309             $6,124,850


    Net  (Loss) Income
    from Operations       $  (292,039) $  78,940  $(70,417)  $ (283,516)

    Net (Loss) Income     $  (254,887) $  78,940  $(70,417)  $ (246,364)

    Weighted Average                                         13,785,296
    Shares

    EPS                                                      $    (0.02)



3.BALANCE SHEET DETAILS

                                               1997            1996

     Accounts Receivable                   $949,874        $570,780
        Less Allowance for doubtful          12,864          13,534
        accounts                           --------         -------
                                           $937,010        $557,246
     Property - at cost
     Computers and equipment               $372,597        $226,650
             Less accumulated               148,734         105,919
             depreciation                   -------         -------
                                           $223,863        $120,731

    Goodwill                               $845,000
       Less Amortization                     14,083
                                            -------
                                           $830,917
    Deferred Compensation     -                           $369,230
    Officer (Note 8)
    Less  Note Receivable - Officer                        324,101
    (Note 4)                                               -------
                                                          $ 45,129
                                                           -------

   Depreciation expense was $62,768, $44,420, and $24,334 for the years ended December 31, 1997, 1996, 1995 respectively.
   Amortization expense for the year ended December 31, 1997 was $14,083.

4. NOTES RECEIVABLE

   Canadian Company - The Company has a note receivable agreement with a Canadian company. Outstanding advances on the note bear interest at 9.0% and are due on demand. Advances on the note totaled $310,463 and $208,463 at
   December 31, 1997 and 1996, respectively. The note has been classified as long-term based upon the Company's intent not to request payment prior to January 1, 1999.

   In September 1996, the Company entered into an agreement with the Canadian company whereby the Canadian company, through its subsidiary, will act as the sole representative for marketing, distribution and sale of the Boatracs system, and any related business in certain specified Canadian territory.

5. LEASES

   Facility Leases - The Company leases its facilities under seven non-cancelable operating leases, which expire through September 2001. Rent expense was approximately $57,894, $51,900, and $31,900 for the years ended December 31, 1997, 1996 and 1995, respectively. In addition, MED's rent expense was $1,500 for the months of November and December, 1997. The Company's leases have rent escalation terms based on the Consumer Price Index, which will affect future minimum lease payments.

   Capital Lease - Included in property at December 31, 1997  and
   December  31, 1996 is property acquired under a capital  lease
   of  $6,289.   All  obligations in connection with  this  lease
   were paid during 1996.

   Future minimum lease payments under non-cancelable operating leases at December 31, 1997 are summarized as follows:

      Year Ending December 31,

      1998                           $  95,527
      1999                              47,580
      2000                              26,436
      2001                              26,436
                                       -------
      Total                           $195,979
                                       =======

6. INCOME TAXES

   The Company elected C Corporation status effective October 1994. Due to a valuation allowance provided for deferred income tax assets for the years ended December 31, 1997, 1996 and 1995 and the period from October 1, 1994 to December 31, 1994, the Company's effective income tax rate is 0%.

   The tax effects of significant items comprising the Company's deferred income tax assets were approximately as follows:



   Deferred income tax assets:                     1997     1996
     Net operating loss carryforwards           $830,000 $634,000
     Deferred employee compensation                    0  160,000
     Tax credits                                  49,000   12,000
     Allowance for uncollectible accounts          6,000    6,000
     Deferred income                              16,000    1,000
     State income taxes                              400      500
     Other reserves
                                                  15,000    6,000
                                                 -------  -------
   Total deferred income tax assets              916,400  819,500

   Less valuation allowance                     (916,400)(819,500)
                                                 -------  -------
   Net deferred income tax assets               $      0 $      0
                                                ======== ========

   At December 31, 1997, the Company had unused net operating loss carryforwards of approximately $2,187,000 for Federal income tax purposes which expire at various dates from 2005 to 2012. The Company has unused net operating loss carry forwards of approximately $978,000 for state income tax purposes which expire at various dates from 1999 to 2002.

   Deferred income taxes are recorded to reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is maintained to reduce deferred income tax assets to an amount which, in the opinion of management, will more likely than not be realized by the Company.

7. STOCKHOLDERS' EQUITY (DEFICIT)

   Note Receivable Issued for Common Stock - During March 1995, the Company issued 1,112,265 shares of common stock to
   Qualcomm  (see  Note 9) for $737,000.  The purchase  price  of the shares will be paid by a reduction in the price of certain products and services currently provided by Qualcomm to the Company and, upon satisfaction of certain conditions, the conversion of a certain non-exclusive territory to an exclusive territory, under the license and distribution agreement (see Note 9). The transaction was recorded as a note receivable for common stock issued which is reduced as discounts are earned. Through December 31, 1997, a total of $550,079 in discounts was earned.

      In October, 1997, the company issued 2,900,000 shares of common stock to an officer/director of the company. The shares were issued at a discounted rate of $.80 per share based on the restrictions of the agreement. In connection with the shares, the Company received a promissory note in the amount of $1,930,915 bearing 5.77% interest. The note requires payments of $420,240 on April 15 and October 15 of each year commencing in 1998 with the final payment due on April 15, 2000. The note has been recorded as a reduction of equity on the balance sheet.

   Stock  Warrants  -  During October 1995,  the  Company  issued
   25,000   common   stock  purchase  warrants.    The   warrants
   represent the right to purchase one share of the Company's common stock at $1.50 and expire during October 1998.

   Stock Options - During January 1996, the Company entered into a Non-Circumvention Agreement with a financial consultant. The agreement included a grant of 50,000 stock options at $1.50 each. There is no expiration date on the agreement, however the agreement may be terminated by the company at will.

   Registration Statements with the Securities and Exchange Commission - During 1995, the Company filed two registration statements on Form S-1 with the Securities and Exchange Commission, registering a total of 6,049,684 shares of the Company's common stock. The Company did not receive any proceeds from these transactions.

   During May 1996, the Company filed Post-Effective Amendment No. 3 to its Form S-1, which provides for registration of 6,033,385 shares on behalf of certain selling stockholders. The Company did not receive any proceeds from this transaction.

   During  May, 1997, the Company filed a registration  statement on  Form  SB-2  that  provides for registration  of  5,490,956 shares on behalf of selling stockholders. The Company did not receive any proceeds from these transactions.

   Stock Option Plan - Under the 1996 Stock Option Plan ("the Plan"), the Company may grant incentive and non-qualified options to purchase up to 1,000,000 shares of common stock to employees, directors and consultants at prices that are not less than 100% (85% for non-qualified) of fair market value on the date the options are granted. Options issued under the Plan expire seven years after the options are granted and generally become exercisable ratably over a five-year period following the date of grant. Stock option transactions are summarized below:


                                            Number        Price
                                              of        per Share
                                            Shares
   Outstanding, January 1, 1996                   0
   Granted                                  730,500   $1.00 - $1.81
   Cancelled                                (21,000)  $1.00 - $1.81
                                             ------
   Outstanding, December 31, 1996           709,500   $1.00 - $1.81
   Granted                                  167,500   $1.19 - $1.25
   Cancelled                               (208,934)  $1.00 - $1.18
   Exercised                                 (4,667)  $1.00 - $1.13
                                            -------
   Outstanding, December 31, 1997           663,399   $1.00 - $1.81

   The Company applies Accounting Principles Board of Opinion No. 25, "Accounting for Stock Issued to Employees," and
   related interpretations in accounting for its Plan. Accordingly, no compensation expense has been recognized for its stock-based compensation plan. Had compensation cost been determined based upon the fair value at the grant date for awards under the Plan consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net loss and pro forma net loss for the period ended December 31, 1997 and 1996 would have been increased by approximately $73,327 and $33,200, or $0.01 per share for each of the two years respectively.

   Under FASB 123, the fair value of the options granted during 1997 is estimated as approximately $208,000 on the date of grant using the Black-Scholes option-pricing model with the following assumptions: no dividend yield, expected volatility of 277%, risk-free interest rate of 5.5%, and expected life of 5.5 years.

   The  following table summarizes information as of December 31,
   1997   concerning   currently  outstanding   and   exercisable
   options:


                     Options Outstanding      Options Exercisable

                      Weighted
                      Average
Range of              Remainin  Weighted      Weighted   Weighted
Average    Number     g         Average       Number     Average
Exercise   Outstandi  Contract  Exercise      Exercisab  Exercise
Prices     ng         ual Life  Price         le         Price

$1.00 -    663,399    5.5       $1.12         123,179    $1.10
$1.81


8.   RELATED PARTY TRANSACTIONS

   Stockholder- During 1995, the Company entered into a note receivable agreement with an individual who is an officer, director and majority stockholder of the Company under which it agreed to advance up to $369,230. Advances were secured by an agreed upon offset to related deferred compensation. The advances bore interest at 5.5% and were due on demand. The note was fully repaid at December 31, 1997. Advances under the agreement totaled $310,000 at December 31, 1996, plus accrued interest. Terms of the note receivable agreement allowed satisfaction of the balance as an offset to related deferred compensation.

      On October 15, 1997, Company received a promissory note from an officer, director and shareholder of the Company in the amount of $1,930,915 and a rate of 5.77%. The note was issued in connection with a Restricted Stock Purchase Agreement of the same date for a total of 2,900,000 shares of the Company's stock (see Note 7). The shares were issued at a discounted rate of $.80 per share based on the restrictions of the agreement. The note will be repaid in semi annual installments with the final payment on April 15, 2000.

9. LICENSE AND DISTRIBUTION AGREEMENT

   On June 13, 1990, the Company entered into a license and distribution agreement, as amended through August 26, 1996, with Qualcomm. Pursuant to the agreement, the Company was appointed Qualcomm's exclusive and non-exclusive distributor, in defined territories, of the OmniTRACS satellite-based communications and tracking system (the "System") for marine applications. During 1996, the Company reached certain sales goals and became the exclusive distributor in previously non-exclusive territories. The Company was also appointed provider of message services to the users of the System. In connection therewith, the Company was also granted an exclusive and non-exclusive license to certain software used with the System. Qualcomm was granted an exclusive perpetual, worldwide, royalty free license to any improvements made by the Company to the System or related software.

   Under the agreement, the Company is required to sell a certain minimum number of systems in order to maintain the exclusivity of its distribution rights. The minimum purchase requirements for each calendar year is to be agreed upon between the Company and Qualcomm subject to a minimum of 300 systems for calendar year ended December 31, 1997 and increasing by 10% each year thereafter. The Company met this requirement in 1997.

   If Qualcomm is unable to provide service or elects not to remain in business, they may terminate the agreement with six months' notice and have no further liability. Qualcomm shall take such steps, which are reasonable and necessary to enable the Company to continue to provide the message services to its existing end users.


   The agreement expires during June 2000 and may be renewed for two additional five-year periods. The agreement is subject to re-negotiation at the end of the option period.

   Sub-service Provider Agreement - During 1997, the Company entered into a Sub-Service Provider Agreement with ALCATEL Qualcomm, a French company, whereby the Company was appointed to be the maritime distributor under a similar basis that it operates in the United States by providing maritime satellite-based communications and tracking of vessels to certain countries in Europe.

10.     SALARY REDUCTION SIMPLIFIED EMPLOYER PLAN (SAR-SEP)

   During September 1996, the Company approved the adoption of a Salary Reduction Simplified Employer Plan (SAR-SEP) allowing eligible employees to contribute savings on a pretax basis effective January 1996. Employees may contribute up to 15% of their salary, not to exceed $9,500 annually. A discretionary contribution is determined each year by the Company. In 1997 and 1996, the Company did not elect to contribute to the Plan.
















No person has been authorized
to give any information or to
make  any  representation  in
connection with this offering
other than those contained in
this Prospectus and, if given
or  made, such information or            9,900,070 SHARES
representation  must  not  be
relied  upon  as having  been
authorized  by  the  Company,
the  Selling Shareholders  or
any   other   person.    This
Prospectus      does      not
constitute an offer  to  sell             BOATRACS, INC.
or a solicitation of an offer
to  buy  any  security  other
than  the securities to which
it relates, or an offer to or
a  solicitation of any person
in   any  jurisdiction  where
such an offer or solicitation              Common Stock
would  be unlawful.   Neither
the    delivery    of    this
Prospectus nor any sale  made
hereunder  shall,  under  any
circumstance,   create    any
implication  that  there  has
been no change in the affairs             _____________
of the Company since the date
hereof     or    that     the               Prospectus
information herein is correct             _____________
as  of any time subsequent to
the date hereof.

__________________
      Table of Contents

                             Page
Available Information          2
Prospectus Summary             3
Summary Consolidated Financial
  Information                  5
Risk Factors                   6
Use of Proceeds               14
Dividend Policy               14
Selected Financial Data       16
Management's Discussion and
     Analysis   of  Financial
     Condition And Results
     of Operations            17
Business                      23
Management                    40
Certain Transactions          47
Principal Shareholders        49
Selling Shareholders          51
Description of Capital Stock  52
Shares Eligible for Future
 Sale                         54
Market Information            55
Plan of Distribution          55
Legal Matters                 56
Experts                       56
Index to Financial Statements F-1

PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 23.  Indemnification of Directors and Officers.

Pursuant  to  provisions  of  the California  Corporations  Code,
Article V of the Company's Amended and Restated Articles of Incorporation provides that the liability of the Company's directors for monetary damages shall be eliminated to the fullest extent permissible under California law.

Article VI of the Company's Amended and Restated Bylaws authorizes the Company to indemnify its directors and officers in certain circumstances against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with a proceeding arising out of such person's service in such capacity, if that person acted in good faith and in a manner that that person reasonably believed to be in the best interests of the Company and, in the case of a criminal proceeding, had no reason to believe was unlawful. The Company is required to indemnify a director or officer of the Company against expenses actually and reasonably incurred in the event such person is successful on the merits in the defense of any such claim. The indemnification provided by Article VI is not exclusive of any other rights to which such director or officer seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, with respect to action in his or her official capacity and with respect to action in another capacity while holding such office, to the extent such additional rights to indemnification are authorized in the Company's Amended and Restated Articles of Incorporation.

In addition, employment agreements between the Company and certain executive officers of the Company provide that such executive officers shall each be indemnified against all liabilities, damages, costs, expenses, attorneys' fees and claims (each, a "Claim"), and all costs, expenses and attorneys' fees incurred in the defense of any such Claim, arising from certain circumstances relating to such executive officer's employment, except to the extent caused by such executive officer's negligent act, willful misconduct or breach under such agreement. The Company is required to defend at its sole cost any action or proceeding brought against such executive officer by reason of any such Claims upon notice from the executive officer.

Item 24.  Other Expenses of Issuance and Distribution.

  The estimated expenses of this offering are as follows:

                                            To Be Paid By Company

SEC Registration Fee                                $9,408

Blue Sky Qualification Fees and Expenses             2,500

Printing and Engraving Expenses                        100

Legal Fees and Expenses                             10,000

Accounting Fees and Expenses                        10,000

Transfer Agent and Register Fees                       500

     Total                                         $32,508

Item 26.  Recent Sales of Unregistered Securities.

During the past three years, the following securities, which were not registered under the Securities Act of 1933, as amended (the
"Act"), were issued by the entities indicated:

In June, 1995, the Company issued 179,684 shares of Common Stock to Giles Bateman, a director, upon conversion of Mr. Bateman's promissory note which had been issued by Old BOATRACS in July of 1994.

In October, 1995, the Company issued an aggregate of 1,275,375 shares of Common Stock in a private placement transaction to Giant Trading, Louis Gonda, Norman Kane, Tom Bernard, Norman Sarkin, Zane Feldman, Bank Insinger De Beuford N.V., Clariden Bank and Peter Sieradzki in consideration of $1.58 per share. The Company paid aggregate commissions of $118,000 to Integro Securities B.V. and Shippers Establishment in connection with their services as placement agents in the transaction.

In January, 1996, the Company issued options for the purchase of 50,000 shares of Common Stock to Richard Coates, a consultant, at an exercise price of $1.50 per share.

In March, 1996, the Company issued 24,600 shares of Common Stock to International Project Management, a consultant of the Company, in consideration of services rendered.

In  April, 1997, the Company issued a warrant to purchase  30,000 shares of Common Stock to Richard Coates, a consultant of the Company, at an exercise price of $1.50 per share.

In October, 1997, the Company issued 2,900,000 shares of Common Stock to Jon Gilbert, the President, Chief Executive Officer and Director of the Company pursuant to a Restricted Stock Purchase Agreement. The purchase price was $0.80 per share, payable in cash and by promissory note. The note was secured by a pledge of 2,416,645 shares of Common Stock and the note was repaid in June, 1998. See "Management -- Executive Compensation" and "Certain Transactions."

In December, 1997, the Company issued 300,000 shares of common stock to MED Associates, Inc. in connection with the purchase of certain assets and liabilities of that company. See "Business -
Purchase of MED Associates, Inc."

In  March,  1998, the Company issued warrants to purchase  10,000 shares  of  Common  Stock at $2.44 per share  to  each  of  Giles
Bateman  and  Mitchell Lynn, both directors of the Company.   The
warrants are exercisable until March, 2005.

In April and May, 1998 the Company issued 25,000 shares to Torrey
Pines  Securities in connection with a Warrant to Purchase Common
Stock at $1.50 per share.

On July 7, 1998 the Company acquired Enerdyne for $22.6 million in a combination of cash, stock and notes. A total of 3,000,000 shares were issued, 2,930,700 of which to the former shareholders of Enerdyne and the remainder to the financial advisors.

On June 24, 1998, the Company issued a warrant to purchase 25,000 shares of common stock at $4.44 per share to Sol Price in connection with a purchase of a promissory note from a director and an officer of the Company.

Effective July 1, 1998, the Company agreed to issue 5,000 shares of Common Stock valued at $4.75 per share in connection with the acquisition of the assets of Oceantracs Systems.

With regard to the transactions described above, unless otherwise noted, it is believed that such transactions are exempt from registration under the Act pursuant to Section 4(2) thereof or Regulation D promulgated thereunder. Unless otherwise noted, no underwriters were involved, nor was any commission or fee paid by the Company in connection with any of the transactions described above.

Item 27.  Exhibits.

See Exhibit Index.

Item 28.  Undertakings

     (1) The undersigned Registrant hereby undertakes:

        (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)   to  include any prospectus required by  section
            10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) to include any additional or changed material information on the plan of distribution.

        (b) that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (c) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering;

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on the 22th day of September, 1998.

                                  BOATRACS, INC.



                                  By:  /S/ MICHAEL SILVERMAN
                                       Michael Silverman,
                                       Chairman

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


  /S/ MICHAEL SILVERMAN  Chairman of       September 22, 1998
  Michael Silverman      the Board


  /S/ JON S. GILBERT     President and     September 22, 1998
  Jon S. Gilbert         Chief
                         Executive
                         Officer

  /S/ ANNETTE FRISKOPP   Executive         September 22, 1998
  Annette Friskopp       Vice
                         President and
                         Director


  /S/ CURT MCLELAND      Chief             September 22, 1998
  Curt McLeland          Financial
                         Officer and
                         Chief
                         Accounting
                         Officer

  /S/ GILES BATEMAN      Director          September 22, 1998
  Giles Bateman


  /S/ LUIS MAIZEL        Director          September 22, 1998
  Luis Maizel


  /S/ MITCHELL LYNN      Director          September 22, 1998
  Mitchell Lynn


  /S/ SCOTT BODEN        Director          September 22, 1998
  Scott Boden





EXHIBIT INDEX

Exhibits    Description

2.1 Plan of Reorganization by Merger. Incorporated by reference to Exhibit 2 to the Company's Form 8-K dated January 12, 1995.

2.2         Second  Amended Plan of Reorganization  of      First
            National Corporation. Incorporated by reference to Exhibit A to the Company's Form 8-K dated January 9,
            1995.

2.3         Bankruptcy  court  order  confirming  Second  Amended
            Plan of Reorganization. Incorporated by reference to Exhibit B to the Company's Form 8-K dated January 9,
            1995.

3.1         Amended   and  Restated  Articles  of  Incorporation.
            Incorporated by reference to Exhibit 3.1 to the Company's Form 8-K dated January 12, 1995.

3.2         Amended   and   Restated  Bylaws.   Incorporated   by
            reference to Exhibit 3.2 to the Company's Form 8-K dated January 12, 1995.

3.3         Amendment  of  the Bylaws, Article  III,  Section  2.
            Incorporated  by  reference  to  Exhibit  3  to   the
            Company's Form 10-QSB filed with the Commission on May 14, 1996.

4.1         Form  of  the  Company's  Common  Stock  Certificate.
            Incorporated by reference to Exhibit 4.1 to the Company's Form S-1, SEC File No. 33-91284, filed with the Commission on May 4, 1995.

5           Opinion  and  Consent of Solomon  Ward  Seidenwurm  &
            Smith, LLP.  Filed herewith.

10.1* License and Distribution Agreement dated June 13, 1990, between QUALCOMM Incorporated and the Company, as amended. Incorporated by reference to Exhibit
            10.1 to the Company's Amendment No. 3 to Form S-1, SEC File No. 33-91284, filed with the Commission on July 6, 1995.

10.2* License Agreement dated March 31, 1995, between QUALCOMM Incorporated and the Company. Incorporated by reference to Exhibit 10.2 to the Company's Form S-1, SEC File No. 33-91284, filed with the Commission on May 4, 1995.

10.3 Subscription Agreement between and QUALCOMM Incorporated and the Company as of March 31, 1995. Incorporated by reference to Exhibit 4.3 to the Company's Form S-1, SEC File No. 33-91284, filed with the Commission on May 4, 1995.

10.4 Warrant Agreement between the Company and Torrey Pines Securities dated October 31, 1995. Incorporated by reference to Exhibit 4.6 to the Company's Form 10-KSB filed with the Commission on March 28, 1996.

10.5        Employment Agreement between the Company and  Michael
            Silverman. Incorporated by reference to Exhibit  10.3
            of the Company's Form S-1, SEC File No. 33-91284, filed with the Commission on May 4, 1995.

10.6* Agreement entered into between the Company and Oceantrac Systems Limited and Oceantrac Incorporated. Incorporated by reference to Exhibit
            10.8 to the Company's Form 10-QSB filed with the Commission November 13, 1996.

10.7 BOATRACS, Inc. Amended 1996 Stock Option Plan. Filed herewith.

10.8 Restricted Stock Purchase Agreement between the Company and Jon Gilbert dated October 15, 1997. Incorporated by reference to Exhibit 10.10 to the Company's Form 10-QSB filed with the Commission on November 14, 1997.

10.9 Pledge Agreement between the Company and Jon Gilbert dated October 15, 1997. Incorporated by reference to
            Exhibit  10.11  to  the Company's Form  10-QSB  filed
            with the Commission on November 14, 1997.


10.10 Promissory Note between the Company and Jon Gilbert dated October 15, 1997. Incorporated by reference to
            Exhibit  10.12  to  the Company's Form  10-QSB  filed
            with the Commission on November 14, 1997.

10.11 Asset Purchase Agreement among the Company, MED Associates, Inc., Charles J. Drobny, Jr. and Pamela M. Drobny dated as of November 1, 1997. Incorporated by reference to Exhibit 2.1 to the Company's Form 8-K filed with the Commission on January 14, 1998.

10.12 First Amendment to Asset Purchase Agreement among the Company, MED Associates, Inc., Charles J.
            Drobny, Jr. and Pamela M. Drobny dated as of November 1, 1997. Incorporated by reference to
            Exhibit 2.2 to the Company's Form 8-K/A filed with the Commission on March 31, 1998.

10.13 Employment Agreement between the Company and Charles Drobny, Jr. effective November 1, 1997. Incorporated by reference to Exhibit 10.13 to the Company's Form 10-KSB/A filed with the Commission on March 31, 1998.

11 Statement regarding computation of net loss per share. Filed herewith.

13 Form 10QSB for the second quarter ended June 30, 1998 filed on August 12, 1998, incorporated by reference herein.

21          Subsidiaries of the Registrant.  Filed herewith.

23          Independent Auditors' Consent.  Filed herewith.

99          Form  8KA,  Amendment No. 1 dated July 7, 1998  filed
            on   August   14,  1998,  incorporated  by  reference
            herein.


* Portion of this exhibit redacted pursuant to a confidential treatment request